AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON ________, 2006
                                                     REGISTRATION NO. 333-111552

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                                 --------------
                                   FORM SB-2/A


                                   Amendment 7


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                                 SINOPHARM INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         NEVADA                             2834                98-0396540
         ------                             ----                ----------
(STATE OR OTHER JURISDICTION OF (PRIMARY STANDARD INDUSTRIAL    (IRS EMPLOYER
INCORPORATION OR ORGANIZATION)     CLASSIFICATION NUMBER)       IDENTIFICATION
                                                                    NUMBER)

                              152-11782 RIVER ROAD
                         RICHMOND, B.C., CANADA V6X 1Z7
                                 (604) 303-9180
                               FAX (604) 303-9170
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                                 ---------------

                     STATE AGENT & TRANSFER SYNDICATE, INC.
                         202 N. CURRY STREET, SUITE 100
                         CARSON CITY, NEVADA 89703-4121
                                 (775) 882-1013
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
              INCLUDING AREA CODE, OF AGENT FOR SERVICE OF PROCESS)
                                 ---------------



APPROXIMATE  DATE OF  COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO PUBLIC:
Promptly after the Registration Statement becomes effective and on a continuous basis for up to 180 days from the effective date or until earlier completion or termination.. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                                ---------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
 TITLE OF EACH CLASS OF SECURITY TO     AMOUNT TO BE        OFFERING PRICE     PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
           BE REGISTERED                 REGISTERED                                  OFFERING PRICE         REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------

Common Stock                          5,000,000 shares     $1.00 per share             $5,000,000                 $243

------------------------------------- ------------------ --------------------- ---------------------------- ------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                 SINOPHARM INC.


                        5,000,000 SHARES OF COMMON STOCK

         This prospectus relates to the offer and sale of up to 5,000,000 shares of common stock of SinoPharm Inc. at the price of $1.00 per share. We are selling the Shares on a self-underwritten, no minimum basis for a period of 180 days from the effective date of the prospectus, being the date appearing below. Our officers, on a "best efforts" basis, are selling the offering. There is no minimum purchase requirement. We will not use an underwriter or securities dealer and there are no arrangements to place any funds in escrow, trust or similar account with regard to this offering. No commissions are intended.


         Our common stock is not currently listed or quoted on any quotation medium. There can be no assurance that our common stock will ever be quoted on any quotation medium or that any trading market for our common stock will ever develop.



         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




         SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF ALL
          MATERIAL RISKS RELATED TO AN INVESTMENT IN OUR COMMON STOCK.

The following summarizes the proceeds that we expect to receive from the offering.

                                            Per share    Total proceeds

         Subscription price                   $1.00        $5,000,000
         Fees and commissions                   --              --
         Proceeds to SinoPharm Inc. *         $1.00        $5,000,000

* Before deducting offering expenses, consisting of legal and accounting fees, printing and distribution, and filing fees, estimated to total approximately $62,750.


                 The date of this prospectus is ________, 2006.

                                TABLE OF CONTENTS

                                                                            PAGE



PROSPECTUS SUMMARY............................................................1

RISK FACTORS..................................................................4

USE OF PROCEEDS..............................................................12


DETERMINATION OF OFFERING PRICE..............................................15

PLAN OF DISTRIBUTION.........................................................15

LEGAL PROCEEDINGS............................................................16


MANAGEMENT...................................................................16


DESCRIPTION OF SECURITIES....................................................19

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................20

BUSINESS.....................................................................21


MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS...............35


DESCRIPTION OF PROPERTY......................................................38

MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS........................38

EXPERTS......................................................................39

                               PROSPECTUS SUMMARY

         THE FOLLOWING IS A SUMMARY OF THE OFFERING. THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY REVIEW THE ENTIRE PROSPECTUS, THE FINANCIAL STATEMENTS AND ALL EXHIBITS AND DOCUMENTS REFERRED TO THEREIN. SEE "RISK FACTORS."
                                 SINOPHARM INC.
         Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There are no plans, proposals, arrangements or understandings with any persons concerning the development of a trading market in our common stock.

         Unless the context otherwise requires "we," "our," "us," or the "Company," refers to SinoPharm Inc., a Nevada corporation. Our wholly owned subsidiary is Sino Pharmaceuticals Corporation, a British Columbia, Canada corporation. Our principal executive offices are located at 152-11782 River Road, Richmond, B.C., Canada V6X 1Z7, and our telephone number is (604) 303-9180.

SUMMARY OF OUR BUSINESS


         SinoPharm acquired Sino Pharmaceuticals Corporation on March 31, 2003. We are a research-based pharmaceuticals company. We specialize in the development and production of generic pharmaceuticals, which are bio-equivalent copies of brand name drugs whose patents have recently expired or will soon be expiring. We also plan to engage in the research, development and commercialization of novel, patentable pharmaceuticals. Our generic products have all been originally developed in China, and have been licensed to us for development in North America, whereas our novel cardiovascular drugs, SP-100 and SP-200, have been developed in-house. Our pharmaceuticals are directed to the cardiovascular, oncology and diabetes therapeutic areas. Prior to the acquisition of Sino Pharmaceuticals Corporation, we had no assets or business operations.

         We currently derive income primarily from the proceeds of the sale of our paclitaxel bulk active pharmaceutical ingredient, medaxol, to manufacturers of finished dosage paclitaxel. A bulk active pharmaceutical ingredient (API) is the powdered pharmaceutical ingredient which then must be formulated with other non-active (inert) ingredients, in order to be tabletted or encapsulated into the dosage ready pharmaceutical. The principal customer for our medaxol is King Ventures Ltd. The principal suppliers for our ingredients are Chengzhi Life Science Company Ltd. and Sichuan Zhaohui Bio-Technology Co., Ltd. We also purchase ingredients from Living Synergy Inc., and Kaneka Corporation.


Summary of the Offering


SECURITIES OFFERED........................................   5,000,000 shares of common stock.


CAPITAL STOCK OUTSTANDING

     Common stock outstanding prior to offering...........   10,000,000 shares (1)
     Common stock outstanding after offering..............   15,000,000 shares (2)

USE OF PROCEEDS...........................................   SinoPharm  will receive the  proceeds of the proposed  sale of up to  5,000,000  shares  of its  common  stock at the rate of
                                                             $1.00  per  share.   SinoPharm  estimates  that  the  offering
                                                             expenses,  consisting of accounting fees,  legal fees,  filing fees, and printing,  will be $62,750.  The principal  purposes of this  offering  are to  raise  working  capital,  create  a public  market for our common stock and to  facilitate  future access  by us to  public  markets.  We  expect  to use the net proceeds  from this  offering to complete our medaxol bulk API
                                                             Drug Master File (DMF) and file it with the U.S. FDA,  conduct research and development,  including clinical trials,  product
                                                             marketing   and   commercialization   programs  on  our  other
                                                             pharmaceutical   products,   to  acquire  an   interest  in  a
                                                             pharmaceutical   manufacturing   facility,   and  for  general
                                                             corporate  purposes,  including  working capital.  See "Use of

                                                             Proceeds."

PLAN OF DISTRIBUTION......................................   The shares  offered hereby will be sold by SinoPharm at a rate of $1.00 per share.

RISK FACTORS..............................................   An  investment  in our common stock  involves a high degree of
                                                             risk.   SEE   "RISK
FACTORS."


--------------------

(1) Indicates shares of common stock outstanding as of the date of this prospectus.

(2) Indicates shares of common stock outstanding assuming SinoPharm successfully sells all of the proposed 5,000,000 shares.

                             SUMMARY FINANCIAL DATA

         The following table summarizes certain of our selected financial data. Each prospective investor should carefully review the more detailed financial statements contained elsewhere in this prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with our audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. See "Business" and our Consolidated Financial Statements.

                          SinoPharm Inc. & Subsidiaries



                                                      For the Year Ended                 For the Six Months Ended
                                                         December 31,                            June 30,
                                            ---------------------------------------    ------------------------------
                                                  2005                  2004                    2006
Statement of                                                                                (Unaudited)
Operation Data:                                  Actual                Actual                  Actual
                                            -----------------     -----------------    -----------------------    ---
Net Sales                                           $434,193              $483,786                    $10,068
Cost of Goods sold                                   423,583               457,872                      7,220
Operating Expense - G&A                               23,175                22,667                     25,476
Professional fees                                     11,746                21,357                      8,699
Research and Development                               1,667                16,212                         66
Consulting                                            18,701                32,214                     17,151
Bad debt expense                                     408,803               489,296                         96
Operating Income (loss)                            (453,482)             (555,832)                   (48,640)
Other Income (expense)                              (42,336)              (33,025)                     36,831
Net Income Attributable to Common
Stockholders                                       (495,818)             (588,857)                   (11,809)

Basic & Diluted
Income (Loss) per Share                              $(0.05)               $(0.06)                   $(0.001)
Weighted Average Number                           10,000,000            10,000,000                 10,000,000
    of Shares Outstanding



                                              Six Months Ended
                                               June 30, 2006
                                                (Unaudited)
Balance Sheet Data                                 Actual

-------------------------------------    ---------------------------

Working Capital (Deficit)                               (1,680,829)
Total Assets                                                 19,760
Short-term Debt                                           1,698,365
Long-term Debt                                                    0
Total Stockholders' (Deficit)                           (1,678,605)

                                  RISK FACTORS

         Investment in our common stock involves a number of risks. The following material factors should be carefully considered by anyone purchasing shares of our common stock. Any of the following risks would adversely effect our business, financial condition and results of operation.

THE POTENTIAL RISKS OF POLITICAL, SOCIAL OR ECONOMIC INSTABILITY IN THE PEOPLE'S REPUBLIC OF CHINA COULD ADVERSELY AFFECT OUR ABILITY TO CARRY ON OR EXPAND OUR BUSINESS.

         Our generic products have all been originally developed in China, and have been licensed to us for development in North America. Consequently, an investment in our common stock may be adversely affected by the political, social and economic environment in China. Under its current leadership, China had been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Our business and prospects are dependent upon regulatory approval by the Chinese State Food and Drug Administration (SFDA), and with our contracts with various entities such as Institute of Materia Medica, which is part of the Chinese Academy of Medical Sciences, NCPC GeneTech Biotechnology Co., Ltd., Beijing Union Pharmaceutical Factory, and Xi'an Jory Pharmaceutical Co., Ltd., which may be controlled by Chinese governmental instrumentalities. Our operations and prospects would be materially and adversely affected by the failure of such governmental entities to honor existing contracts, and, if breached, it might be difficult to enforce these contracts in China. In addition, the legal system of China relating to foreign investments is new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances.

OUR AUDITORS HAVE EXPRESSED SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN WHICH ABILITY IS DEPENDENT ON THE NET PROCEEDS OF THIS OFFERING.

         Robison, Hill & Co., P.C., CPA's, in their independent auditors' report, has expressed "substantial doubt" as to our ability to continue as a going concern based on significant operating losses we have incurred since inception. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The going concern qualification is described in note 1 of the notes to our consolidated financial statements. Without the net proceeds from this offering, our ability to remain in business will be in jeopardy.

IF DEMAND IS MADE FOR REPAYMENT OF THE DEMAND NOTES, SINOPHARM WOULD LIKELY NOT BE ABLE TO CONTINUE ITS OPERATIONS.


         There are outstanding loans owed on demand in the total amount of $750,755 as of June 30, 2006. The total consists of $377,966 owing pursuant to six demand notes to Union Ventures at the rate of 6%, and $372,789 pursuant to demand notes without interest owing to Mr. Aziz, our president. If demand is made for repayment of these loans it would jeopardize our ability to continue operations, as SinoPharm would not likely be able to pay them, and if SinoPharm were able to pay them, it would cause a significant reduction in liquidity.


WE HAVE A LIMITED OPERATING HISTORY WITH LIMITED PRODUCT REVENUES AND WE MAY NEVER BECOME PROFITABLE.


         We are a development stage enterprise that has devoted substantially all our efforts since inception to establishing our business and has generated limited revenues. Our wholly owned subsidiary, Sino Pharmaceuticals Corporation, was incorporated in August 3, 2001. We have had very limited operations and have conducted minimal research. To date, we have generated an accumulated retained deficit of approximately $1,434,000. For the years ended December 31, 2005 and 2004, we incurred net losses of approximately $(496,000) and $(589,000), respectively. For the six months ended June 30, 2006, we incurred a net loss of approximately $12,000. In addition, our future operations may not be profitable. We must consider the likelihood of our success relative to the problems, difficulties, complications, and delays frequently encountered in connection with the development and operation of a new business.


         We expect that our operating expenses will increase significantly during the next several years as we:

         o        Develop our products;
         o        Increase our sales and marketing activities; and
         o Increase our general and administrative functions to support our growing operations.

         With increased expenses, we will need to generate significant additional revenues to achieve profitability. We cannot be certain that we will obtain a high enough volume of sales in the future to generate sufficient revenues and achieve profitability.

IF WE DO NOT OBTAIN ADEQUATE FINANCING TO FUND OUR FUTURE OPERATIONS AND TO COMPLETE DEVELOPMENT AND LICENSING OF OUR PRODUCTS, WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR BUSINESS PLAN.


         The costs of conducting clinical trials are high. We believe that our existing capital resources, including estimated proceeds of $5,000,000 from this offering, will satisfy our capital requirements for at least the next 12 months. However, there is no minimum amount set in the offering, and we may raise significantly less than $5,000,000. Also, we may need to raise additional funds in the future to:


         o        Continue our research development efforts;
         o        Obtain  regulatory  approvals  of our  products;  and
         o        Obtain additional patents for our products.


         Although it is difficult to estimate the amount of additional financing we will require, we anticipate that over the next year we will need approximately $2,500,000 to complete our current product development. This estimate could increase or the allocations could change if we start a new study for one of our products. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next two years may need to come primarily from the proceeds of the continued sale of our paclitaxel active pharmaceutical ingredient, medaxol, to manufacturers of finished dosage paclitaxel. We anticipate that our future cash requirements may be fulfilled by improved sales of products, and possibly from the sale of additional equity securities and/or debt financing. However, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our research and development, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

OUR SINGLE BIGGEST CUSTOMER ACCOUNTS FOR ALMOST ALL OF OUR REVENUE, AND THE LOSS OF THIS CUSTOMER WOULD RESULT IN OUR LOSS OF ALMOST ALL REVENUE.

         Our one biggest customer that purchases our active pharmaceutical ingredient, medaxol, for manufacturing finished dosage drugs, accounts for approximately 95% or more of our revenue. If we were to lose this major customer, we would lose a significant source of our revenue.


WE MUST LICENSE OUR PRODUCTS IN ORDER TO DEVELOP AND MARKET THEM SUCCESSFULLY IN ORDER TO DERIVE INCOME TO SUSTAIN OUR OPERATIONS.

         If we do not negotiate acceptable collaborative arrangements for most of our products, we will lack the funds to further develop them, and will not be able to derive any earnings from them. We do not have internal marketing and sales capabilities for most of our products and will need to rely on collaborative partners to further develop, test, market and sell any products that are successfully licensed. Even if we find collaborative partners, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities.

         We do not have the resources, and do not presently intend, to conduct later-stage human clinical trials or to manufacture some of our proposed products. We are therefore seeking larger pharmaceutical company partners to conduct such activities for most or all of our proposed products. In connection with our efforts to secure corporate partners, we may seek to retain certain co-promotional rights to our proposed products. These co-promotional rights will allow us to market our products to selected medical specialists while our corporate partner markets our products to the general medical market. We cannot assure you that we will be able to enter into any partnering arrangements on this or any other basis. In addition, we cannot assure you that we, or our prospective corporate partners, can successfully introduce our proposed products. We also face the risks that our products will be rejected by patients, health care providers or insurance companies, or that our products cannot be manufactured and marketed at prices that would permit us to operate profitably.

OUR PRODUCTS ARE MOSTLY IN THE DEVELOPMENT STAGE AND MAY NEVER BE COMMERCIALLY SUCCESSFUL OR EARN SUFFICIENT INCOME TO SUSTAIN OUR OPERATIONS.


         We cannot assure you that our research and development activities, nor those of any potential partners, will enable us to produce any products that may be commercially viable such that we would be able to derive revenues. Our development of each product is subject to the risks of failure commonly experienced in the development of products based upon innovative technologies and the expense and difficulty of obtaining approvals from regulatory agencies. All of our proposed products will require approval by the Food & Drug Administration ("FDA"), or similar agencies in other countries, and our two generic products, Erythropoetin (EPO) and pravastatin sodium will require bio-equivalency and bio-availability studies to be conducted, prior to an Abbreviated New Drug Application (ANDA) being filed with the FDA. Further, our TDA 8388 topical antiviral pharmaceutical is in the preclinical or early clinical stage of development and will require significant additional funding for clinical testing before being licensed to a collaborator or submitted to any of the regulatory agencies for clearances for commercial use. We cannot assure you that we will be able to license any technologies or proposed products or to complete successfully any of our research and development activities. Even if we do complete them, we cannot assure you that we will be able to market successfully any of the products or that we will be able to obtain the necessary regulatory approvals or that customers will like our products. We also face the risk that any or all of our products will not work as intended or that they will be toxic, or that, even if they do work and are safe, that our products will be uneconomical to manufacture and market on a large scale. We also face the risk that the rights of other persons or entities will stop us from marketing any of our products or that other persons or entities might develop and market a superior or equivalent product. Due to the extended testing and regulatory review process required before we can obtain marketing clearance, we do not expect to be able to commercialize any therapeutic drug, other than our paclitaxel active pharmaceutical drug, for at least two years, either directly or through our corporate partners or licensees. If we are not able to reach a commercially viable stage for a product, we will not derive any income from them.


GOVERNMENTAL REGULATION REQUIRE SIGNIFICANT TESTING OF OUR PRODUCTS AND IF WE DO NOT OBTAIN GOVERNMENTAL APPROVALS FOR OUR PRODUCTS, WE WILL BE UNABLE TO MARKET THEM OR EARN SUFFICIENT INCOME TO SUSTAIN OUR OPERATIONS.

         The U.S. Food & Drug Administration ("FDA") and other similar agencies in foreign countries have substantial regulatory requirements for therapeutic products. Such requirements often involve lengthy and detailed laboratory, clinical and post-clinical testing procedures. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As yet, we have not obtained any approvals to market our products. Further, we cannot assure you that the FDA or other regulatory agency will grant us approval for any of our products on a timely basis, if at all.

         We will not be able to commercialize our products until we have acceptable bio-equivalency, bio-availability and/or clinical trial results and regulatory approval from the FDA or foreign regulatory authorities. The FDA and other regulatory authorities require that the equivalence of a generic drug be supported by results from adequate laboratory studies and that of an Investigational New Drug (IND), or New Drug (NDA), be supported by well-controlled clinical trials before approval for commercial sale. If the results of the equivalency studies of our generic products do not demonstrate that they are equivalent to the existing, approved, patented version of the drugs, our ANDA application will not be approved by the FDA or similar foreign agencies. Additionally, if the results of clinical trials on our TDA 8388, or other novel drugs, do not demonstrate that they are safe and effective

(specifically, that the results show that the product is statistically significant in altering the course of the disease and has acceptable toxicity), we, or our collaborators, will not be able to submit to the FDA an Investigational New Drug (IND) application or a New Drug Application (NDA) or other relevant applications for pre-market approval. Further, the results of pre-clinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase III clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

         Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. In order to demonstrate the safety and efficacy of the products we may have to conduct additional clinical trials beyond those currently planned. The process of obtaining regulatory clearances or approvals is costly and time-consuming. If we do not obtain governmental approvals for our products in a timely manner, we will be unable to market them or earn sufficient income to sustain our operations

WE MAY EXPERIENCE DIFFICULTIES IN THE INTRODUCTION OF NEW PRODUCTS THAT COULD RESULT IN OUR HAVING TO INCUR SIGNIFICANT UNEXPECTED EXPENSES OR DELAY THE LAUNCH OF NEW PRODUCTS.

         We cannot predict how long our pre-clinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

         Our compounds and products are in various stages of development. These development stage products and compounds may not be completed in time to allow production or marketing due to the inherent risks of new product and pharmaceutical development, limitations on financing, competition, loss of key personnel and other factors. Although we may license some of our compounds and products at their current stage of development, we cannot give you any assurance that we will be able to do so. Unanticipated clinical or regulatory obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

         The development of our products and compounds has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

EVEN IF WE RECEIVE REGULATORY APPROVAL TO MARKET OUR PRODUCTS, WE MAY NOT BE ABLE TO COMMERCIALIZE IT PROFITABLY.

         Our profitability will depend on the market's acceptance of our products. The commercial success of our products will depend on whether:

     - they are more effective than alternative treatments;

     - side effects of our products are acceptable to patients and doctors;

     - we produce and sell our products at a profit; and

     - we and our partners market our products effectively.

IF WE ARE UNABLE TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT QUANTITIES OR ARE UNABLE TO OBTAIN REGULATORY APPROVALS FOR OUR MANUFACTURING FACILITY, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS AND LOSE POTENTIAL REVENUES.

         Completion of clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We have no experience manufacturing products in the volumes that will be necessary to support commercial sales. We will need to rely on third party manufacturers to manufacture compounds for preclinical, clinical and commercial purposes. These third party manufacturers must receive FDA approval before they can produce clinical material or commercial product. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than ours. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms.

         Manufacturing of our products for clinical and commercial purposes must comply with the FDA's Current Good Manufacturing Practices requirements, commonly known as CGMP, and foreign regulatory requirements. The CGMP requirements govern quality control and documentation policies and procedures. In complying with CGMP and foreign regulatory requirements, we will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. Manufacturing facilities must pass a pre-approval inspection prior to FDA approval. Further, the FDA and foreign regulatory authorities have the authority to perform unannounced periodic inspections of manufacturing facility to ensure compliance with CGMP and foreign regulatory requirements. If such facility were to incur significant damage or destruction, then our ability to have our products manufactured would be significantly hampered. This, in turn, could result in delays in our preclinical testing, clinical trials or commercialization efforts.

WE RELY ON ONLY ONE SUPPLIER FOR SOME OF OUR MANUFACTURING MATERIALS, A DISRUPTION OF ESSENTIAL SUPPLIES WOULD CAUSE AN INTERRUPTION IN OUR ABILITY TO DELIVER OUR PRODUCTS TO PURCHASES AND WE WOULD LIKELY LOSE SIGNIFICANT INCOME.


         We rely on third party suppliers for some of the materials used in the manufacturing of our products. The only two suppliers that we have for our medaxol active pharmaceutical ingredient are Chengzhi Life Science Company and Sichuan Zhaohui Bio-Technology Co., Ltd. in China. They are the only FDA approved manufacturing facilities in China for paclitaxel API. Any significant problems that they experiences could result in a delay or interruption in the supply of materials to us until they cure the problem or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations, which could negatively affect our ability to deliver our products to purchasers and be unable to realize income and sustain our operations. We do not maintain any inventory of medaxol. We do not have a supply agreement with Chengzhi Life Science, Sichuan Zhaohui Bio-Technology or any other manufacturer but we do believe that the availability of the medaxol active pharmaceutical ingredient appears to be stable and assured from Chengzhi and Sichuan Zhaohui for the next few years.


INTENSE COMPETITION FROM EXISTING AND NEW ENTITIES MAY ADVERSELY AFFECT OUR REVENUES AND PROFITABILITY.

         Our business is characterized by intensive research efforts. We compete with pharmaceutical companies, many of whom are developing or can be expected to develop products similar to ours. Our competitors include many companies, research institutes and universities that are working in a number of pharmaceutical or biotechnology disciplines to develop therapeutic products similar to those we are currently investigating. Most of these competitors have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than us. In addition, many of our competitors have experience in performing human clinical trials of new or improved therapeutic products and obtaining approvals from the FDA and other regulatory agencies. We have no experience in conducting and managing later-stage clinical testing or in preparing applications necessary to obtain regulatory approvals. Accordingly, it is possible that our competitors may succeed in developing products that are safer or more effective than those that we are developing and may obtain FDA approvals for their products faster than we can. We expect that competition in this field will continue to intensify.

         Many of our competitors are more established than we are, have significantly greater financial, technical, marketing and other resources than we. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with these competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

OUR PRODUCTS AND THE PROCESSES WE USE COULD EXPOSE US TO SUBSTANTIAL LIABILITY.

         In view of the nature of our business, we are subject to the inherent risk of products liability claims in the event that, among other things, the use or ingestion of its products results in injury. Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or other selling our products, either directly or as a component of other products. We do not have any insurance coverage for these risks at this time. When, and if, we acquire product liability insurance, we cannot give you any assurance that it will be adequate to protect us or that the insurance coverage will continue to be available on reasonable terms.

WE ARE DEPENDENT ON RELATIONSHIPS WITH CONSULTANTS AND ANY EARLY TERMINATION OF CONSULTING AGREEMENTS COULD ADVERSELY IMPACT THE TIMING AND SUCCESS OF OUR PRODUCTS.


         We depend upon our relationship with an academic consultant, Dr. Stuart Maddin. Dr. Maddin has already performed a review and validation of the Phase I through Phase IV studies done for our TDA8388 product and has recommended that we conduct further pre-clinical (animal model) trials in North America to validate the "proof of concept" of our TDA8388. Pending the successful outcome of this trial, Dr. Maddin will also be responsible for negotiating a licensing agreement with a large pharmaceuticals company for the further development, FDA approval and marketing of our TDA8388 product. If our relationship with Dr. Maddin is disrupted, our validation program could be adversely affected. We cannot assure you that we would be able to conduct the validation at reasonable cost, or at all.


IF WE CANNOT MAINTAIN OUR CURRENT COLLABORATIVE RELATIONSHIPS WITH THE INSTITUTE OF MATERIA MEDICA AND THE NCPC GENETECH BIOTECHNOLOGY CO., OUR PRODUCT DEVELOPMENT WOULD BE DELAYED AND WE WOULD BE UNABLE TO EARN INCOME SUFFICIENT TO SUSTAIN OUR OPERATIONS.


         We rely to a large extent on the Institute of Materia Medica and NCPC GeneTech to support the development of new products. Under the collaboration agreement, the Institute of Materia Medica agreed to provide and license to Sino Pharmaceuticals its existing drugs for product development in North America, which includes preclinical research and development and Phase I clinical trials. Any and all specific work or projects conducted under this Joint Cooperation Agreement shall be done on a pre-arranged, mutually agreed fee or cost basis between SinoPharm and IMM. This agreement expires on November 21, 2007. We have received medaxol and TDA8388 from the Institute of Material Medica. While we are not obligated to expend any funds pursuant to our agreement, we estimate that it will cost us approximately $100,000 to complete our bulk API DMF and register medaxol with the U.S. FDA, and approximately $50,000 to conduct the pre-clinical (animal model) trial of TDA8388.

         Under the Exclusive Licensing Agreement, the NCPC GeneTech agreed to exclusively provide and license to Sino Pharmaceuticals its existing r-EPO active pharmaceutical ingredient (API), for registration and approval as a generic API and, further, its generic formulated drug, for registration and approval as a generic drug, in North America, which requires registration and approval of the Drug Master File (DMF) for the generic API and, conducting bio-equivalency and bio-availability studies and filing an ANDA, for the formulated generic drug. SinoPharm is also responsible for all the necessary work required for regulatory approval of the r-EPO in Canada, USA and Mexico and for all the financial costs involved in this work. This agreement expires on December 4, 2007 and is renewable, at Sino's option. If we decide to continue this development, we would have to fund this development ourselves at an estimated cost of $400,000 or obtain funding from other sources. In the event that the Institute of Materia Medica or NCPC GeneTech does not develop or provide their drugs to us, our product development would be delayed as we would have to develop new drugs ourselves, and we might be unable to earn sufficient income to sustain our operations.


THERE IS NO MARKET FOR OUR SHARES AND YOU MAY NOT BE ABLE TO SELL THEM.

         There has been no trading market for our common stock. Although we intend to apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

WE HAVE NOT PAID ANY DIVIDENDS AND DO NOT ANTICIPATE PAYING ANY CASH DIVIDENDS.

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the common stock offered by this prospectus.

                                 USE OF PROCEEDS


         We will receive the proceeds from the sale of the proposed 5,000,000 shares of commons stock being offered by SinoPharm at the rate of $1.00 per share. In the event that SinoPharm sells all of the proposed 5,000,000 shares of common stock, SinoPharm would receive $5,000,000. We may raise significantly less than the full amount of $5,000,000. The principal purposes of this offering are to raise working capital, create a public market for our common stock and to facilitate future access by us to public markets. We expect to use the net proceeds from this offering to complete our medaxol bulk API DMF and file it with the U.S. FDA, conduct research and development, including clinical trials, product marketing and commercialization programs on our other pharmaceutical products, to acquire an interest in a pharmaceutical manufacturing facility, and for general corporate purposes, including working capital.

         As its first level priority, SinoPharm intends to use approximately $100,000 to fund the preparation and filing of a Drug Master File with the U.S. FDA of its medaxol active pharmaceutical ingredient, $50,000 to fund pre-clinical, animal, studies for its TDA8388, $15,000 to fund patent searches and reviews, $100,000 to fund the preparation and filing of a Drug Master File with the U.S. FDA of its pravastatin active pharmaceutical ingredient, 100,000 to fund the preparation and filing of a Drug Master File with the U.S. FDA of its sinogen active pharmaceutical ingredient, and $60,000 for general office expenses.

         For its second level priority, SinoPharm intends to use $100,000 of the proceeds for the commencement of bioequivalence and bioavailability studies for its sinogen generic, $80,000 for the chemical synthesis of SP-100 and SP-200 and $100,000 for animal studies on SP-100 and SP-200, and $100,000 for the preparation and filing of a Drug Master File with the U.S. FDA on its docetaxel API product. SinoPharm intends to use $100,000 for the commencement of bioequivalence and bioavailability studies for its pravastatin generic API, $100,000 for the preparation and filing of a Drug Master File with the U.S. FDA on its pravastatin generic API product, $550,000 for the preparation and filing of an Abbreviated New Drug Application (ANDA) with the U.S. FDA on its finished dosage generic pravastatin product, $100,000 for the preparation and filing of a Drug Master File with the U.S. FDA on its sinogen generic API product, and $550,000 for the preparation and filing of an Abbreviated New Drug Application
(ANDA) with the U.S. FDA on its sinogen generic product, although this will be delayed until the U.S. FDA develops an approvals process for generic bio-pharmaceuticals.

         For its last level of priority, SinoPharm intends to utilize the balance of any proceeds to repay outstanding loans owed on to Union Ventures in the total amount of approximately $375,000 owing pursuant to six demand notes to Union Ventures at the rate of 6%. In the event that at least $2,225,000 of the total $5,000,000 offering is raised, SinoPharm intends to repay approximately $315,000 pursuant to demand notes without interest owing to Mr. Aziz, our president. Any balance of funds raised will be utilized to acquire an interest in a pharmaceutical manufacturing facility. We have not yet identified any facilities, nor do we have any contracts or agreements to acquire any interest in any facilities. Depending on the level of funding that is achieved, we believe that we will be able to acquire at least a partial interest, in an U.S. FDA and/or World Health Organization (WHO) approved manufacturing facility. Based on the research and experience of our president, SinoPharm believes that it will be able to acquire an interest in a manufacturing facility in China because we believe that manufacturing facilities in China are welcoming of foreign investment and are seeking access to our markets. SinoPharm has preliminarily identified several possible facilities in China, although no formal approach has been made or negotiations entered into with any Chinese pharmaceuticals facility. SinoPharm will not acquire any facility that is affiliated with any current officers, directors, or principal shareholders. The following chart further describes our intended use of proceeds and priority depending upon our level of funding, in the following order:

PERCENT OF OFFERING                                100%            75%             50%            25%           10%
                                                   ----            ---             ---            ---           ---
AMOUNT RAISED (1)
-----------------
Gross Offering Proceeds                      $5,000,000     $3,750,000       2,500,000      1,250,000       500,000
Offering Expenses (2)                            62,750         62,750          62,750         62,750        62,750
                                                 ------         ------          ------         ------        ------
Net Proceeds                                 $4,937,750      3,687,250       2,437,250      1,187,250       437,250
FIRST LEVEL PRIORITIES:
Preparation and filing of DMF for               100,000        100,000         100,000        100,000       100,000
medaxol API.
Prei-clinical, animal, study of TDA8388          50,000         50,000          50,000         50,000        50,000
Patent searches and reviews                      50,000         50,000          50,000         50,000        17,250
Preparation and filing of DMF for               100,000        100,000         100,000        100,000        35,000

pravastatin API

Preparation and filing of Drug Master           100,000        100,000         100,000        100,000        35,000
File (DMF) for sinogen API (active

pharmaceutical ingredient)

Office expenses                                  60,000         60,000          60,000         60,000        60,000
Salaries                                         60,000         60,000          60,000         60,000        60,000
Consulting                                       80,000         80,000          80,000         80,000        80,000

SECOND LEVEL PRIORITIES:
Bioequivalent and bioavailability               100,000        100,000         100,000        100,000            --
studies for sinogen generic
Chemical synthesis of SP-100 and SP-200          80,000         80,000          80,000         80,000            --
Animal studies on SP-100 and SP-200             100,000        100,000         100,000        100,000            --
Preparation and filing of DMF for               100,000        100,000         100,000        100,000            --

docetaxel API

Bioequivalent and bioavailability               100,000        100,000         100,000        100,000            --
studies for pravastatin generic
Preparation of and filing of DMF for            100,000        100,000         100,000        100,000            --

pravastatin generic API

Preparation and filing of ANDA for              550,000        550,000         550,000             --            --
pravastatin generic
Preparation of and filing of DMF for            100,000        100,000         100,000          7,250            --
sinogen generic API
Preparation and filing of ANDA for              550,000        550,000         550,000             --            --

sinogen generic
THIRD LEVEL PRIORITIES:

Loan Repayment to Union Venture Trading         375,000        375,000          57,250             --            --
Loan Repayment to Mahmoud Aziz,                 315,000        315,000              --             --            --
president, SinoPharm

Acquisition of Interest in                    1,887,250        617,250               0              0             0
                                              ---------        -------               -              -             -
manufacturing facility
Total Application of Proceeds                $5,000,000     $3,750,000      $2,500,000     $1,250,000      $500,000
                                              =========      =========       =========        =======       =======

                                                     ----------------


(1) The offering is made on a "best efforts" basis for a maximum offering of up to 5,000,000 shares of common stock.

                         DETERMINATION OF OFFERING PRICE

         We have determined the offering price of the common stock in this offering. Because no underwriter or placement agent is involved in the offering, investors will not have the benefit of an offering price that was determined by negotiations between such party and us. The price of our common stock does not necessarily bear any relationship to our asset value, net worth, earnings or any other established criteria of value. This prospectus may be used by SinoPharm for 180 days from the effective date of the prospectus.


                              PLAN OF DISTRIBUTION


         We are offering up to 5,000,000 shares of our common stock for $1.00 per share in this offering of our common stock. This is a best-efforts offering and will only be offered for sale by one of our officers and directors; namely, Mahmoud S. Aziz our chairman, president, CEO and director.


         Since this is a best-efforts offering made through one of our officers and directors, we are not required to sell a minimum number of shares or a minimum dollar amount before we are entitled to keep an investor's payment for shares. Funds received from investors will not be deposited in any escrow, trust, or similar account. All funds received from investors will be available for our immediate use.

         Since we are making this offering on a best-efforts basis, we do not plan to use any underwriters or broker-dealers to assist in the sale of the shares offered for sale. Our officer and director, Mahmoud S. Aziz, will commence this offering promptly and will make the offering on a continuous basis for up to 180 days from the date of this prospectus or until earlier completion or termination.

         We have not entered into, nor do we intend to enter into, any agreement, understanding, or arrangement with any underwriter or broker-dealer regarding the sale of common stock in this offering, nor is there an underwriter or coordinating broker acting on our behalf in connection with this offering.

         Mahmoud S. Aziz is not a registered securities broker-dealers. Mr. Aziz is an officer and director of SinoPharm. As an officer and director of SinoPharm, Mr. Aziz will be offering the shares for sale in reliance upon Rule 3a4-1 of the rules promulgated under the Securities Exchange Act of 1934, which rule permits the sale of securities by persons associated with the issuer company.

         Mr. Aziz: (i) is not currently subject to a "statutory disqualification" (as that term is defined in section 3(a)39 of the Act); (ii) will not receive any compensation in connection with his respective participation in the offer, either by way of commissions or other remuneration based, directly or indirectly, on transactions in the securities offered by this prospectus; and, (iii) is not currently either a broker-dealer or an "associated person of a broker-dealer." At the close of the offering, Mr. Aziz intends to continue to perform substantial duties for SinoPharm. Mr. Aziz is not and has not been during the past 12 months either a broker-dealer or an associated person with a broker-dealer. In addition, Mr. Aziz has not participated in an offering of securities more than once every 12 months, except where permitted by laws.

Restricted Shares


         Our officers and directors own 5,125,000 shares of our common stock. The common stock held by our officers and directors are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale. All of such restricted securities held by our officers and directors have been held for over two years and may be eligible for sale under Rule 144.


                                LEGAL PROCEEDINGS

We are not currently party to any legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


         The following table sets forth the names, positions and ages of the individuals who serve as our directors and/or executive officers following the combination. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. The term of office for all the listed directors expires on December 8, 2006. None of the directors holds office in any reporting company. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

Name of Director/Officer   Age      Position(s) With Company
------------------------   ---      ------------------------
Mahmoud S. Aziz            48       chairman, president, CEO, director
Jimmy J. F. Jin            52       chief financial officer, secretary,
                                    vice president, director
Jin Yunhua                 77       vice president



MAHMOUD S. AZIZ
Mr. Aziz founded Sino Pharmaceutical Corporation in August, 2001, and has held the positions of chairman, president, CEO, director since inception.

Since January 1986, Mr. Aziz founded and is also the chairman and CEO and principal shareholder of the privately owned, The Fazio Group of Companies, a multinational organization actively involved in diverse manufacturing, international trade, shipping and transportation, pharmaceuticals and nutraceuticals, warehousing and distribution, real estate construction and development, ship-building and financial investments, employing over 4,900 people worldwide and generating revenues in 2002 of over $400 million. There is no relationship between The Fazio Group of Companies and SinoPharm.

Mr.  Aziz  has a  degree  in  biochemistry  and  is  also  a  philanthropist  in socio-economic development projects in the developing world through his Geneva-based, International Microcredit Foundation. Mr. Aziz devotes 90% of his time to SinoPharm.

JIMMY J. F. JIN
Mr. Jin joined Sino Pharmaceutical Corporation in August 2001, as Vice President. Since May, 1997, Mr. Jin is President of Los Angeles and Beijing based American Evans Group Corporation, an established China investment, and holding corporation. Additionally, since June, 1997, Mr. Jin has served as general manager and consultant to Beijing Evans Information and Consulting Co., Ltd., a China - based management, investment and marketing consulting company.

He has a Bachelors degree in economics from Nankai University, China, a Masters degree in Agricultural Economics from Purdue University and a Masters Accounting Program from the University of Indianapolis.

He has previously served, from July 1994 through January 1997, as CEO of Fanlen Software System (Beijing) Co., Ltd., a software design and development company; from May 1995 through January 1997 as CEO of Jinart Elec-Chem (Beijing) Co., Ltd., a manufacturer and distributor of machine tools, electronic components and equipment; and from May 1995 through April 2000 as president of Victor International Corporation, an established China trade corporation.

He also served as economist to the State Administration for Industry and Commerce of China, Beijing, between 1982-1985, and was responsible for formulating national economic policy for approval by the State Council of China. Mr. Jin devotes 90% of his time to SinoPharm.


JIN YUNHUA
Madam Jin Yunhua joined Sino Pharmaceutical Corporation in August 2001. From January 1983 through December 1987, she was the Chinese Government's Expert Advisor to the United Nations Industrial Development Organization (UNIDO) in the area of preventative medicines.

Holding a PhD in pharmaceutical chemistry from Purdue University in the U.S., Madam Jin is an advisor to the Director General of China's highest pharmaceutical regulatory body - the State Drug Administration of China (SDA) since January 1998. She is also standing director of the Chinese Pharmaceutical Association, director of the Chinese Preventative Medical Association, director of the National Board of Chinese Pharmacopoeia from 1954, honorary vice president of China Pharmaceutical Industry Association, from February 1993 through January 1997 was advisor to the State Coordinating and Leading Committee on New Drug Research and Development of China, chairman of the Evaluation Board for Construction Projects in Biotechnology and advisor in new drug research and development to China's largest pharmaceutical company, North China Pharmaceutical Group. From January 1986 through January 1998, she served as executive vice chairman of the State Committee of Technology of the State Pharmaceutical Administration of China (SPAC).

Madam Jin has was a director from January 1984 through December 1989 of the Sino-Swedish Drug Development Committee established by SPAC and the Swedish Association of Pharmaceutical Industry, for the co-development of new drugs and has a close relationship with several multinational pharmaceutical companies, including Pharmacia, Bayer and Astra. She was the Chinese Government's chief negotiator of China's first and largest ever pharmaceutical joint-venture: the Sino-Swedish Pharmaceutical Corporation.

She has held numerous professorships at China's leading pharmaceutical and medical universities and institutions and has authored and published several pharmaceutical texts and scientific papers.

Since 1991, she has been annually awarded a special subsidy by China's State Council, for contribution in the development of science and technology for the country. Madam Jin devotes 60% of her time to SinoPharm.

PRINCIPAL STOCKHOLDERS(1) AND STOCKHOLDINGS OF MANAGEMENT


                                                                                            PERCENT OF
             NAME AND ADDRESS OF                                                COMMON STOCK BEFORE COMPLETION OF
               BENEFICIAL OWNER                  SHARES BENEFICIALLY OWNED                 OFFERING(1)
               ----------------                  -------------------------                 -----------
 Mahmoud S. Aziz(2)                                      4,125,000                            41.25%
 403-1006 Beach Avenue
 Richmond, B.C., Canada, V6X1Z7

 Jimmy J. F. Jin(3)                                      1,000,000                             10%
 152-11782 River Road
 Richmond, B.C., Canada, V6X1Z7

 Jin Yunhua(4)                                              --                                  --
 152-11782 River Road
 Richmond, B.C., Canada, V6X1Z7

 All three Officers and
 Directors as a group(5)                                 5,125,000                            51.25%

(1) Applicable ownership percentages were based on 10,000,000 shares issued and outstanding as of June 30, 2006. (2) Mahmoud S. Aziz is the president, CEO and a director of SinoPharm Inc. (3) Jimmy J.F. Jin is the secretary, chief financial officer and a director of SinoPharm Inc. (4) Jin Yunhua is a vice president of SinoPharm Inc.
(5) Mahmoud Aziz, Jimmy Jin, and Jin Yunhua.

                            DESCRIPTION OF SECURITIES

COMMON STOCK


         We are authorized to issue 110,000,000 shares of stock, $.001 par value per share, of which 10,000,000 shares of common stock are issued and outstanding at the date of this prospectus.


         Holders of our common stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders, including the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.


         We are authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value per share, none of which preferred shares have been issued to date. The authorized preferred stock may, without action by our shareholders, be issued by the board of directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of additional preferred stock upon the rights of holders of the common stock until the board determines the specific rights of the holders of any additional series of preferred stock. The board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes.


DIVIDEND POLICY

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid cash dividends on our common stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the development of our business. Any payment of future dividends on our common stock and the amount of any dividends will be determined by our board of directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors our board of directors may deem relevant.

         CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         SinoPharm has entered into a renewed lease agreement with 543517 B.C. Limited on November 30, 2004 for its 2,500 square foot office, laboratory and warehouse facilities. The rental charges are $490 per month and this lease expires in November 30, 2006. The lease may be renewable for two years upon agreement by both SinoPharm and 543517 B.C. Limited of the amount of the monthly lease payment. 543517 B.C. Limited is in the business of real estate, owning and renting two apartment buildings and a warehouse in Vancouver, Canada. Shabnam Aziz is a director and the beneficial owner of 543517 B.C. Limited and is the sister of Mahmoud S. Aziz, the president, CEO and director of SinoPharm. 543517 B.C. has no other affiliation to any of SinoPharm's officers and directors.


         During the year ended December 31, 2002, Sino loaned its then office/warehouse manager, Anwar Jamal, $8,053. During 2004, Mr. Jamal left the employment of SinoPharm. For the period ended December 31, 2004, it was determined that this loan was uncollectible, therefore, the loan was written-off to expense.

         Commencing during the year ended December 31, 2001, Mahmound S. Aziz, the president and director of SinoPharm, loaned funds to Sino Pharmaceuticals. The balance of these loans payable at June 30, 2006 is $372,789.

          There are outstanding loans owed in the amount of $377,966 as of June 30, 2006, pursuant to six demand notes to Union Venture Trading S.A. Four of the partners of Union Ventures are shareholders of SinoPharm. If demand we made for repayment of these loans, SinoPharm would not likely be able to pay them. and if SinoPharm were able to pay them, it would cause a significant decrease in its liquidity. Other than as a borrower and lender, there is no affiliation between SinoPharm and Union Venture Trading.


         There are no other related transactions.

         BUSINESS


         We were organized under the laws of the state of Nevada on March 31, 2003. We entered into a acquisition agreement with Sino Pharmaceuticals
Corporation of British Columbia, Canada to acquire Sino Pharmaceuticals Corporation and its assets and liabilities. The shareholders of Sino Pharmaceuticals Corporation approved the acquisition and we completed the acquisition on March 31, 2003. As a result of the acquisition, we issued 2,000,0000 shares of our common stock to the shareholder of Sino Pharmaceuticals Corporation. In December, 2005, the Board of Directors approved a 5 for 1 forward split resulting in a total of 10,000,000 shares being issued and outstanding.


         Sino Pharmaceuticals Corporation was originally incorporated under the laws of British Columbia, Canada on August 3, 2001. After the acquisition of Sino Pharmaceuticals Corporation by SinoPharm Inc., we now are a pharmaceuticals company specializing in the development and production of current generation generic pharmaceuticals, which are generic versions of brand name drugs whose patents have expired within the last two years or shall expire within the next two years, as well as the research, development and commercialization of novel, patentable pharmaceuticals, covering the cardiovascular, oncology and diabetes therapeutic areas.

INDUSTRY OVERVIEW
         The life cycle of a pharmaceutical drug begins at the research and development ("R&D") stage where the drug is discovered and developed, makes its way through the regulatory approval process and is ultimately commercialized. After the drugs sales growth levels off, a second manufacturing group comes into play. This group, patented drug manufacturers, either obtain a license to produce the drug or acquires exclusive rights from the R&D firm to produce the drug. The R&D based company then, in turn, ploughs the proceeds of the sale back into its core competency, research and development. Once the patent on the drug expires, production is open to any company that obtains regulatory approval. At this point, the generic manufacturers permeate the market. This causes profit margins to gradually recede. The fourth group of pharmaceutical manufacturers, contract manufacturers, serves all the previously named groups by manufacturing drugs under contract.

         Within the context of this drug life cycle, SinoPharm, is currently positioned as both a generic and patented pharmaceuticals manufacturer, with a concomitant R&D base.

Generic Pharmaceuticals
          When a medicine is first developed, the company discovering it is afforded a period of patent protection in that only the innovator can manufacture and market the medicine. When the patent expires, other companies can seek permission from the Food and Drug Administration ("FDA") to market an equivalent product under its chemical, or generic name, by filing an Abbreviated New Drug Application (ANDA). In filing its ANDA, the generic manufacturer must prove that the generic version of the product:

         o        Contains  the  same  active  ingredient;
         o        Is   identical   in   strength,   dosage  form  and  route  of
                  administration;
         o        Has  the  same   indications,   dosing  and  labeling;

         o        Is bioequivalent;
         o Meets the same batch-to-batch requirements for strength, purity and quality; and
         o Is manufactured under the same strict Good Manufacturing Practice (GMP) regulations as the branded pharmaceutical.

Cost
         According to the Washington, D.C. based, Generic Pharmaceutical Association, generic pharmaceuticals can cost between 30% and 60% less than the equivalent, branded product, yet the consumer is getting the same product, manufactured to the same high standards, as the brand-name product. The reason for this is that companies that discover and develop new drugs claim that the cost of research and development, on average, exceeds US$ 400 million per drug. Additionally, this process can take as long as 12 years to complete. As a result, when the innovator sets its price for the brand-name pharmaceutical, it seeks to recover development costs, as well as the money spent on marketing the product, while still returning a profit. For the generic manufacturer, the costs of developing the generic product and getting approval to make and sell it are considerably lower. In addition, generic pharmaceutical companies spend significantly less to market their products. In this way, they can offer the same product at a greatly reduced price. Also, generics result in competition that can help lower prices.

Patented Pharmaceuticals
         Patented pharmaceuticals are usually new compounds or molecules (new chemical entities) that are discovered at the R&D stage by innovator pharmaceuticals or biotechnology companies, or universities and research institutes. Using a number of R&D techniques, these companies and institutes will screen new chemical entities, which they have discovered and synthesized, for potential use in treating a specific disease. Once a promising chemical compound or molecule is discovered, the company applies for a patent and, thereafter, enters the development phase, and begins the regulatory approval process leading to potential commercialization.

         This process is can last from six to eight years, contributing to a new drug's average development cost of US$ 500-850 million, according to the Pharmaceutical Research and Manufacturers of America (PhRMA). When a drug reaches the end of the regulatory approval process, patent protection ensures that pioneer companies can recoup their massive investments in new drugs and, additionally, obtain a defined period of exclusive market protection.

The Drug Approvals Process
         All pharmaceutical products must go through a regulatory (FDA or foreign equivalent) drug approval and registration process. There are essentially four phases in the development process as defined by the FDA. The first phase - preclinical research - involves laboratory and animal testing of the compound, which is primarily aimed at establishing safety and efficacy. If successful, the innovator can then file an Investigational New Drug Application
(INDA) with the FDA seeking approval to move the compound into a further three-phase process of human testing.

         At the successful completion of lengthy human clinical trials, the innovator files a New Drug Application (NDA) submission with the FDA seeking to bring the new compound to market. The process required to establish safety and efficacy can take many years to complete, and can cost hundreds of millions. In order to recapture this investment, the innovator is typically granted a period of market exclusivity through patent protection.

         The generic pharmaceutical company, seeking to market an equivalent to an innovator's product (once the market exclusivity on the innovator's product has expired), uses a significantly less costly and faster process, the Abbreviated New Drug Application (ANDA) process. It is essential to understand that the generic manufacturer relies on the safety and efficacy data supplied by the innovator, and only has to prove to the FDA that its product is equivalent to the branded product, by conducting bio-equivalence and bio-availability studies. Once these studies are completed the generic manufacturer incorporates this data, together with information on the product specifications, list of ingredients, manufacturing process, dissolution parameters, quality assurance and quality control of the drug, into a Drug Master File (DMF) which it then submits to the FDA as an essential part of its ANDA application.

         When processing an ANDA, the FDA waives the requirement for conducting complete clinical studies as safety and efficacy have already been established by the innovator company. However, it usually requires the generic manufacturer to conduct bioavailability and/or bioequivalence studies of its version of the branded drug.

         Bioavailability studies assess the rate and extent of absorption and levels of concentration of a drug in the bloodstream needed to produce a therapeutic effect. Bioequivalence studies compare the bioavailability of one drug product with another, in this case the innovator's product. When bioequivalence is established, it indicates that the rate of absorption and the levels of concentration of a generic product are substantially equivalent to that of the branded product.

         The ANDA process eliminates the lengthy and costly clinical research phase of development. As a result, generic pharmaceutical product development takes approximately two years. Once the FDA approves the ANDA, the generic pharmaceutical company is allowed to commence legal sale and distribution of the generic pharmaceutical in the U.S. market.

         The FDA also requires that a company's manufacturing methods conform to current Good Manufacturing Practices ("cGMPs"), as defined in the United States Code of Federal Regulations. The company must follow the cGMPs in all phases of the manufacturing process, and must continuously monitor compliance and measure quality control. If the FDA believes a company is not in compliance with cGMP, it can impose sanctions, which include initiating an action than can result in the recall of products already sold into the marketplace, withholding new product approvals, disqualifying a company from supplying products to federal agencies or preventing a company from exporting products.

         Good Manufacturing Practices are standard manufacturing guidelines initially established by the World Health Organization (WHO) for pharmaceutical, radiopharmaceutical, biological and veterinary drugs. These guidelines are further refined by, and incorporated in Food & Drug regulations established by each country. These guidelines are designed to facilitate compliance by the regulated industry and enhance consistency in the application of the regulatory requirements. GMP is concerned with both production and quality control to insure that drugs are consistently produced and controlled to the quality standards appropriate to their intended use as required by the respective regulatory body.

In general, the basic requirements are:

1. That the manufacturing processes are clearly defined and controlled, and that all critical processes are validated to ensure consistency and compliance with specifications.

2. That any changes to the defined manufacturing processes be evaluated. Changes that have an impact on the quality of the drug must be validated as necessary.

3. That there be: adequate premises and space; suitable equipment; suitable storage and transportation; qualified and trained personnel; correct materials, containers and labels; and approved procedures and instruction manuals.

ANDA Filing Requirements
         At the time of filing an ANDA, the applicant seeking approval of a particular drug covered by an NDA must make one of four certifications about the legal status of patents listed by the NDA holder. They are:

o        That the required patent information has not already been filed;
o        That the patent has expired;
o        That the patent has not expired,  but will expire on a particular date;
         and
o That the patent is unenforceable, invalid or will not be infringed by the drug for which the applicant seeks approval.

Duplicate and Multiple ANDAs
         In instances where more than one ANDA has been filed on a particular drug, the first filed ANDA may be entitled to 180 days of marketing exclusivity following approval against later filed ANDAs. It is usually the case that the first generic company to market will acquire a larger market share. Therefore, an important marketing benefit is provided to the first ANDA applicant who is entitled to 180-day marketing exclusivity.

         The Drug Price and Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, provides this exclusivity provision as an incentive for generic companies to invest in the lengthy and expensive process of challenging suspect patents that protect innovator drug products. This benefit is passed onto the consumer by having access to high-quality and cost-effective drugs.

DMF Filing Requirements for Active Pharmaceutical Ingredient (API)
         A manufacturer or seller of a generic active pharmaceutical ingredient may prepare and file a Drug Master File (DMF) with the FDA in order to sell that API to US producers of the finished product for end use in the US. The DMF must provide information on the product specifications, list of ingredients, manufacturing process, dissolution parameters, quality assurance and quality control of the drug. The DMF is concerned with data and specifications for the manufacturing and quality control processes. The FDA then reviews the submitted DMF, together with the manufacturing facility, and approves the API for sale and distribution to U.S. producers of finished pharmaceuticals. The approval by the FDA of such a DMF does not allow the manufacturer to sell the finished pharmaceutical product, but only to sell the active pharmaceutical ingredient to producers of the finished product.

Manufacturing

         SinoPharm does not own any pharmaceutical manufacturing facilities but plans to acquire a manufacturing facility in China, which is either U.S. FDA or WHO compliant, for finished dosage pharmaceuticals.

         SinoPharm believes that the U.S. Medicare and Medicare plans of 2006 will encourage the increased usage of finished dosage generic pharmaceuticals in fulfilling prescriptions, in order to reduce budgetary costs and expenditures, thereby increasing demand for finished dosage generic pharmaceuticals in the U.S. The increased demand and usage of generic drugs in the U.S., over the past five years, has increasingly been met by imports from lower cost manufacturers in India, Israel and Eastern Europe. SinoPharm believes that this trend will continue. U.S. generic pharmaceutical distributors and U.S. generic pharmaceutical manufacturers are increasingly outsourcing production from lower cost developing countries. China is a low cost producer of finished dosage generic pharmaceuticals. SinoPharm, in order to position itself as a competitive supplier of finished dosage generic pharmaceuticals to the U.S. market, is interested in acquiring a minority or majority interest in a Chinese pharmaceutical manufacturing facility. We intend to acquire an interest in a facility that is a certified GMP facility according to the Chinese State Food & Drug Administration (SFDA) and be either a U.S. FDA or WHO (World Health Organization) compliant facility, so as to facilitate regulatory approvals for the finished dosage drugs in the U.S., and have substantial manufacturing capacity in all finished dosage forms (tablets, capsules, creams, ointments, injections). In the event that we are able to acquire an interest in a non-U.S. FDA compliant facility but WHO compliant, then SinoPharm will endeavor to bring such a facility to U.S. FDA compliance.

         We will not acquire an interest in any manufacturing facility that is affiliated with any current officers, directors, or principal shareholders. Investors will be kept informed of any acquisition and the use of proceeds by means of a report to shareholders after the completion of the offering. Based on the research and experience of its president, SinoPharm believes that it will be able to acquire an interest in a manufacturing facility in China. We believe that manufacturing facilities in China are welcoming of foreign investment and are seeking access to markets. SinoPharm has preliminarily identified several possible facilities in China, although no formal approach has been made or negotiations entered into with any Chinese pharmaceuticals facility.


PLAN OF OPERATION - Strategy
         The Centers for Medicare and Medicaid Services estimates that prescription drug spending in the U.S. alone was US$ 192 billion in 2002, 12% more than in 2001, and is forecast to reach US$ 366 billion in 2010. The aging population, rising pharmaceutical costs and increased drug utilization are key elements contributing to the growth of the pharmaceutical industry as a whole.

            Worldwide generic drug sales are projected US$ 57 billion by 2007 according to industry analysts, Datamonitor. The factors driving the international generic drug industry include patent expirations of many of the best-selling drugs within the next decade, the increasing presence of managed care and other cost-containment efforts, and growing expenditures on drug prescriptions. According to Datamonitor, the global generic drugs market is forecast to significantly outperform the patented, branded drugs sector in terms of sales growth between 2003 and 2007. Meanwhile, within the next four years, a total of 42 of 52 blockbuster drugs, with combined global sales of almost US$ 82 billion in 2001, will lose their protected patent status and will ultimately be replaced with generic versions. Market penetration by generic drugs has become increasingly rapid, due to market dynamics resulting from both favorable regulatory and legislative environments and increased demand. Generic drugs now account for approximately 47% of all pharmaceutical prescriptions, up from 13% in 1980 and 19% in 1994 (according to Janssen Pharmaceuticals).

         In anticipation of this large, emerging opportunity, Sino Pharmaceuticals Corporation's principal objective is to build upon its current generic pharmaceuticals portfolio and establish itself as a leading, highly competitive, international, generic pharmaceuticals manufacturer that can attain a significant share of the U.S., Canadian and European generic pharmaceuticals markets. The focus of the company's generic pharmaceuticals strategy shall be on manufacturing newly off-patented drugs having large, established markets with defined annual sales of over US$ 800 million.

         The company's concomitant objective is to develop novel proprietary, patented pharmaceutical technologies, for potential early-stage out-licensing to large pharmaceutical manufacturers, for further development, commercialization and marketing, as well as in-licensing novel, patented pharmaceutical technologies with preliminary, proven therapeutic indications for further pre-clinical development and subsequent early-stage out-licensing.

         To attain these objectives and strategically position itself and facilitate its entry as both a leading and competitive manufacturer and supplier of recently off-patent generic drugs to North America and Europe and an established developer of novel patented pharmaceutical technologies, for early-stage licensing to large pharmaceutical companies, SinoPharm has, since June 2001, recruited and employed pharmaceutical and chemical research scientists from China and established a cooperative scientific R&D collaboration with the Institute of Materia Medica of the Chinese Academy of Medical Sciences, to strengthen its drug development capability.

PRODUCTS

GENERIC PHARMACEUTICALS                            NOVEL THERAPEUTIC PRODUCTS
Medaxol (Paclitaxel).......                          TDA 8388
Docetaxel (Taxotere).......                          SP-100

Sinogen (rh-EPO)                                           SP-200

Pravastatin Sodium


GENERIC PHARMACEUTICALS
1. Medaxol

         SinoPharm has developed and commenced manufacturing and sales of medaxol, its proprietary, generic version of Bristol-Myers Squibb's leading anti-cancer drug, Taxol (paclitaxel), which, according to Bristol-Myers Squibb, generated sales of over US$ 991 million in 2004.

         Paclitaxel is an anti-cancer compound originally obtained from the bark of the Pacific Yew tree, TAXUS brevifolia, which is now an endangered species due to excessive harvesting. It is a major chemotherapeutic agent that is currently prescribed worldwide to treat the most aggressive forms of ovarian, lung and breast cancer, as well as AIDS related Kaposi's sarcoma.

         SinoPharm has developed its proprietary technology of extracting paclitaxel from the Chinese Yew tree, TAXUS CHINENSIS, in such a manner that yields large amounts of biomass, without harming the plant itself. This technology provides SinoPharm with a plentiful and renewable source of primary material to ensure its ability to supply the growing needs of the world market. Medaxol was developed by Mr. Aziz at a laboratory in Xian, China, where it is currently produced on an as required basis.


         SinoPharm is nearing completion of the preparation of its DMF (Drug Master File) for its active pharmaceutical ingredient (API), medaxol. SinoPharm intends to file that DMF with the U.S. FDA within the next six months. A DMF for an active pharmaceutical ingredient is a complete and comprehensive record of the specifications, manufacturing process, dissolution parameters, quality assurance and quality control of an active pharmaceutical ingredient being manufactured, including the pharmaceutical raw materials used. The DMF is concerned with data and specifications for the manufacturing and quality control processes. The U.S. FDA then reviews the submitted DMF, together with the manufacturing facility, and approves it for sale and distribution to U.S. manufacturers of finished pharmaceuticals. The approval by the FDA of such a DMF does not allow the manufacturer to sell the finished pharmaceutical product, but only to sell the active pharmaceutical ingredient to producers of the finished product. We hope to obtain approval of the first API DMF for medaxol by the middle of 2007 at the earliest, and immediately thereafter commence sales of our active pharmaceutical ingredient in the United States.

         SinoPharm currently generates all of its revenues from the sale of its medaxol active pharmaceutical ingredient to other companies for further sale to end users in the non-regulated South American, Latin American and African markets. Medaxol is manufactured by Chengzhi Life Science Company Ltd. at its factory in Xian, China, using SinoPharm's proprietary manufacturing process.

         SinoPharm estimates that in will spend a total of approximately $100,000 from the proceeds of this offering to complete the preparation and filing of the API DMF with the U.S. FDA and, once the DMF is approved by and registered with the U.S. FDA, to commence sales of the API into the U.S. market, directly to manufacturers of finished paclitaxel products and to manufacturers of paclitaxel-coated cardiovascular stents.


2. Docetaxel

         This is SinoPharm's proprietary, generic version of the docetaxel API used in Sanofi-aventis'cancer drug, Taxotere, which generated sales of US$ 1.8 billion in 2004 and is an antineoplastic agent, which is a model of treatment used to kill cancer cells and tumors by chemotherapy, belonging to the taxoid family. Taxotere is a semi-synthetic chemotherapeutic (a chemical that kills cancer cells and that is chemically synthesized from a naturally derived starting material) drug used in the treatment of advanced metastatic cancer, which is any cancer that has spread beyond its local origin to other parts of body, and advanced non-small-cell lung cancer (NSCLC). It is the first chemotherapeutic agent to be approved by the U.S. FDA for the second-line treatment of advanced NSCLC.

         Docetaxel was developed by our president, Mr. Aziz. SinoPharm intends to prepare and then file an API DMF with the U.S. FDA for docetaxel by the end of 2006. SinoPharm intends to secure the services of a pharmaceutical manufacturer at a U.S. FDA compliant facility in China for its docetaxel active pharmaceutical by early 2007. We hope to obtain approval of the DMF by the end of 2007, and immediately thereafter commence sales of our active pharmaceutical ingredient in the United States.


3. Sinogen

         Sinogen is SinoPharm's proprietary, generic version of Amgen's and Johnson & Johnson's best selling drugs, Epogen (Epoetin Alfa) and Procrit/Eprex. Both Epogen and Procrit/Eprex were in the list of top ten selling drugs in the U.S in 2004, achieving combined sales of US$ 6.2 billion. Amgen's patent for Epogen expired in December 2003.


         Amgen's drug Epogen (EPO) is a genetically engineered biotechnology drug - a recombinant DNA version of a human protein that stimulates the production of red blood cells - and is widely used in the treatment of anemia associated with chronic renal failure in dialysis patients. SinoPharm has exclusively licensed a generic version of this drug from NCPC Gene Tech Biotechnology Development Co., Ltd.


         Sinogen-API: SinoPharm intends to utilize approximately $100,000 from the proceeds of this offering to prepare an API DMF for its sinogen active pharmaceutical ingredient for filing of the DMF with the U.S. FDA by the end of 2007 and, thereafter, commence U.S. FDA inspections of our supplier's (NCPC Gene Tech Biotechnology Development Co., Ltd.) manufacturing facility in China, as the U.S. FDA has yet to develop and implement an approvals process and protocol for generic bio-pharmaceuticals. It is expected to do so by the end of 2007. We hope to obtain approval of the API DMF for sinogen by the middle of 2008 at the earliest, and immediately thereafter commence sales of sinogen as a Erythropoetin API (active pharmaceutical ingredient) to pharmaceutical manufacturers and formulators in the United States and Canada.

         Sinogen generic: In anticipation of the U.S. FDA's development of its generic biopharmaceuticals drug protocol and approval process, which is currently not established, SinoPharm also plans to commence bioavailability and bioequivalence studies on its formulated sinogen, with the aim of preparing a generic drug DMF for further inclusion in its ANDA (Abbreviated New Drug Application) filing with the FDA, thereby allowing the sale of this finished generic version. SinoPharm believes that it will cost approximately $550,000 for it to prepare, complete and file the sinogen ANDA with the FDA. SinoPharm anticipates filing an ANDA on its formulated sinogen as soon as the FDA finalizes its regulations for approval of generic biopharmaceuticals (such as sinogen), which is anticipated by the end of 2007.


4. Pravastatin Sodium

         This is SinoPharm's proprietary, generic version of Bristol-Myer Squibb's cholesterol lowering drug, Pravachol, which attained sales of US$ 2.64 billion in the U.S. alone in 2004.

         It is a leading statin drug prescribed for people with high cholesterol or heart disease. Clinical studies have shown that it not only reduces high cholesterol, but it is the only statin proven to reduce the risk of first and second heart attacks. Pravastatin sodium lowers cholesterol by blocking the enzyme that makes cholesterol in the body. SinoPharm developed this drug at a laboratory in China.


         SinoPharm intends to utilize approximately $100,000 from the proceeds of this offering to prepare and file an API DMF for its pravastatin active pharmaceutical ingredient and plans to file this DMF with the U.S. FDA by the end of 2006. Upon the FDA's approval, SinoPharm shall be able to sell and distribute its pravastatin active pharmaceutical ingredient in the U.S. market. SinoPharm is planning on conducting bioequivalence studies on its finished dosage generic Pravastin sodium at an estimated cost of $100,000, with the intent of preparing and completing, at a cost of approximately $250,000 its generic DMF and filing an ANDA in 2007. SinoPharm anticipates approval of such a filing by mid 2008 after which, upon approval by the FDA, it would be able to sell its generic version in the U.S. market.



NOVEL THERAPEUTIC PRODUCTS
1. TDA8388

         TDA8388 is SinoPharm's proprietary, novel topical antiviral pharmaceutical, indicated for the treatment of Herpes Simplex viruses type I and II (HSV-I and HSV-II) infections, such as herpes skin, herpes labialis and genital herpes, and Varicella-zoster virus (VZV) infections, such as shingles, has recently successfully completed Phase IV clinical trials in China. TDA8388 is anticipated to be positioned as a competitor to GlaxoSmithKline's top selling, Valtrex and Zovirax, antivirals which had combined global sales of US$
1.27 billion in 2004.


         TDA8388 strongly inhibits the replication of viral DNA synthesis by preventing or inhibiting the enzyme (DNA polymerase) required to initiate DNA synthesis in the virus, which therefore prevents the virus from replicating and reproducing (DNA synthesis), with few side effects on the synthesis of normal cells.


         Phase I to Phase IV clinical trials carried out at fifteen large hospitals in China, including Peking Union Hospital, has demonstrated that TDA8388 is a safe and highly effective antiviral drug for viral skin diseases. Review and validation of these clinical trials and studies has been completed in North America by, Dr. Stuart Maddin, who has recommended that a "proof of concept", pre-clinical, animal study be conducted in North America as a pre-requisite for potential early stage licensing to a major pharmaceuticals company. SinoPharm anticipates conducting this pre-clinical, animal trial of TDA8388 at an estimated cost of $50,000.

         Viral screening of this topical antiviral pharmaceutical and its effective comparison against the industry standard, acyclovir, was carried out at a leading Canadian virology contract research organization (CRO)and the results of these trials was completed on December 18, 2004 and the results confirm that TDA8388 has strong anti-viral activity and is effective against Herpes Simplex, HSV-1, HSV-2, and Herpes Zoster (HZV) viruses, and is more potent against the Herpes Zoster virus that the current leading drug, acyclovir (Zovirax). The company now plans to conduct the pre-clinical, animal trials on its TDA 8388 and thereafter file North American and international patents, in late 2006 or early 2007, on its TDA8388 and thereafter to commence out-licensing negotiations with several large pharmaceutical companies, for further development and commercialization.


         TDA8388 was exclusively licensed by SinoPharm, from China's Institute of Materia Medica (IMM), for worldwide manufacturing and sales, excluding China. We currently obtain TDA8388 from IMM.


2. SP-100 and SP-200

         Cholesterol is an important building block required by the body as a component of the outer layer of our cells. Sometimes, however, our bodies may produce more cholesterol than it needs. High blood cholesterol levels are a major contributing factor to the growing incidence of cardiovascular disease and cholesterol management is one of the biggest issues in nutrition today, creating a large untapped market for new product introductions.


         SinoPharm is developing its proprietary SP-100 and SP-200 as potential first-line therapies for the treatment of cardiovascular disease, by lowering blood serum cholesterol levels.

         On July 20, 2004, SinoPharm filed U.S. Patents applications for the chemical structures, processes and use of our cardiovascular molecules. We intend to proceed with laboratory scale synthesis of this new molecule and, then conduct pre-clinical trials and toxicology studies on animal models, by early 2007. Based on the results of the pre-clinical trials, SinoPharm plans to then license these two technologies to a large pharmaceuticals company, for further development and commercialization.


MARKETS
         The primary market for all of SinoPharm's proposed products is the United States. SinoPharm intends to sell its products through established U.S. distributors of generic pharmaceuticals and also directly to pharmaceuticals manufacturers. SinoPharm has conducted marketing studies for all its products and has concluded that significant markets exist for all its products in the U.S.

COLLABORATIVE AGREEMENTS

          We rely to a significant extent on the Institute of Materia Medica ("IMM") to support the development of new products, and NCPC GENETECH, both of which organizations are located in China. The Joint Cooperation Agreement with IMM is an agreement to develop, license and market IMM's existing drugs in the North American and European markets and, further, to jointly research, develop and commercialize new drugs for these markets. The agreement also provides SinoPharm with full access to IMM's contract manufacturing and outsourcing facilities at its Beijing Union Pharmaceuticals Factory. Any and all specific work or projects conducted under this Joint Cooperation Agreement shall be done on a pre-arranged, mutually agreed fee or cost basis between SinoPharm and IMM. This agreement expires on November 21, 2007. SinoPharm has received medaxol from the Institute of Material Medica. While we are not obligated to expend any funds pursuant to our agreement, we estimate that it will cost us approximately $100,000 to complete and file our API DMF medaxol, with the U.S. FDA.

         The Exclusive Licensing Agreement between SinoPharm, IMM and Beijing Union Pharmaceutical Factory, is an exclusive licensing agreement, granting SinoPharm worldwide manufacturing and marketing rights to IMM's TDA8388 active pharmaceutical ingredient (API), cream and ointment, in bulk and in finished formulation form. Under this agreement, IMM guarantees to supply the API and/or the formulated cream or ointment to SinoPharm at a competitively, and mutually agreed price. SinoPharm is responsible for all financial costs of reviewing and validating IMM's scientific and clinical data, and conducting its own independent viral screening and other necessary pre-clinical work required for early-stage licensing to a large pharmaceutical company. We estimate that it will cost $50,000 to conduct the pre-clinical, animal,studies on TDA8388. SinoPharm has exclusive manufacturing, sales, marketing and distribution rights for all countries worldwide, outside China. SinoPharm also has full rights to sub-license and transfer all its rights contained in this agreement to a third party collaborator. The term of this Agreement expires on January 3, 2013.

          The Exclusive Licensing Agreement with NCPC Gene Tech Biotechnology Co. Ltd. grants SinoPharm exclusive importation, sales, marketing and distribution rights, in Canada, USA and Mexico, to Gene Tech's r-EPO active pharmaceutical ingredient (sinogen). Under this Agreement, Gene Tech shall supply the Company with its r-EPO API at a reasonable market price to be mutually agreed between both parties. SinoPharm is able to sell this drug under its own brand or trademarks or under Gene Tech's, at its sole option. SinoPharm is also responsible for all the necessary work required for regulatory approval of the r-EPO in Canada, USA and Mexico and for all the financial costs involved in this work, which we estimate will be $600,000. This agreement expires on December 4, 2007.


         In the event that the Institute of Materia Medica or NCPC GENETECH do not provide their drugs to us, we would have to develop new drugs ourselves.

CUSTOMERS

         Currently,  our  revenues  come  primarily  from the sale of our active pharmaceutical ingredient, medaxol, to four manufacturers of finished formulations for sale into the non-regulated South American, Latin American and African markets. Our biggest customer that purchases our active pharmaceutical ingredients, King Ventures Ltd., accounts for approximately 95% of our revenue. We do not have any contracts with our customers. If we were to lose this major customer we would lose a significant source of our revenue.

         During the year ended December 31, 2005, one customers accounted for 95% of our revenues. We had revenues of $414,714 from King Ventures Ltd. which was 95% of total revenues for 2005 of $434,193.

         During the year ended December 31, 2004, one customer accounted for 93% of our revenues. We had revenues of $448,720 from King Ventures Ltd. The total revenue for 2004 was $483,786.


SUPPLIERS
         We currently have four suppliers for our bulk active ingredients. We have no contracts with our suppliers. For our supplies, we generally seek quotes and shop around for best prices.


         Our principal suppliers are: Kaneka Corporation, Living Synergy Inc., Chengzhi Life Science Company Ltd. and Sichuan Zhaohui Bio-Technology Co., Ltd. We currently have two suppliers for our medaxol active pharmaceutical ingredient: Chengzhi Life Science Company and Sichuan Zhaohui Bio-Technology, in China. They are the only FDA approved manufacturing facilities in China for paclitaxel API. Any significant problems that Chengzhi Life Science and/or Sichuan Zhaohui Bio-Technology experience could result in a delay or interruption in the supply of medaxol to us until they cure the problem or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations, which could negatively affect our ability to deliver our products to purchasers and be unable to realize income. SinoPharm believes that the availability of the active ingredients appear to be stable and assured from these suppliers for the next few years, although no long term supply contracts have been entered into by SinoPharm.


COMPETITION
         Our business is characterized by intensive research efforts. We compete with pharmaceutical companies, many of whom are developing or can be expected to develop products similar to ours. Our competitors include many companies, research institutes and universities that are working in a number of pharmaceutical or biotechnology disciplines to develop therapeutic products similar to those we are currently investigating. Most of these competitors have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than us. In addition, many of our competitors have experience in performing human clinical trials of new or improved therapeutic products and obtaining approvals from the FDA and other regulatory agencies. We have no experience in conducting and managing later-stage clinical testing or in preparing applications necessary to obtain regulatory approvals. Accordingly, it is possible that our competitors may succeed in developing products that are safer or more effective than those that we are developing and may obtain FDA approvals for their products faster than we can. We expect that competition in this field will continue to intensify.

         SinoPharm's primary competitors are the other generic pharmaceutical manufacturers who sell their products into the North American market such as, Dr. Reddy's Laboratories, Ranbaxy Laboratories, Mylan Laboratories, Ivax Corporation, TEVA Pharmaceuticals, Barr Laboratories, Watson Pharmaceuticals, Geneva Pharmaceuticals and Andrx Corporation. Many of our competitors are more established than we are, have significantly greater financial, technical, marketing and other resources than we. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies.

         SinoPharm's competitive strategy is to supply pharmaceuticals, particularly generic active pharmaceutical ingredients and finished generic pharmaceuticals, that are developed and manufactured in China, of equal quality (purity) at significantly lower prices than the existing generic products being supplied in the U.S. market, by North American, European and Israeli manufacturers. SinoPharm believes that U.S. generic pharmaceuticals distributors are seeking to purchase the most competitive, equivalent quality, generic products and are, therefore, increasingly resorting to purchasing from recognized developing countries, such as India and China, at the expense of U.S. manufacturers. We intend to create greater brand awareness for our brand name so that we can successfully compete with these competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

INTELLECTUAL PROPERTY

         We currently do not hold any patents, although we have filed for U.S. patents on our two novel molecules, SP-100 and SP-200. SinoPharm owns proprietary production and formulation technology associated with its medaxol, docetaxel and TDA8388 products. SinoPharm believes that it has proprietary production and formulation technology associated with its medaxol and docetaxel products such that they can be manufactured in China resulting in the extraction of the key ingredient for medaxol and docetaxel from the Chinese Yew tree, TAXUS CHINENSIS, in such a manner that yields large amounts of biomass, without harming the plant itself. SinoPharm believes that patenting of this proprietary production and formulation technology would likely result in the copying of the know-how by other manufacturers who currently produce, and who potentially would aim to produce, paclitaxel and docetaxel. SinoPharm believes that it has proprietary production and formulation technology associated with the chemical formulation and production of TDA8388. SinoPharm is studying the potential to patent this formulation. We cannot assure you that our competitors will not independently learn or develop similar or superior technology. We do not own any other intellectual property. We filed U.S. patent applications covering structure, process and use of our two novel cardiovascular drugs, SP-100 and SP-200, on July 20, 2004. We cannot assure you that our patent applications will be granted.


EMPLOYEES
         We have 2 full-time employees. Our employees are not represented by a union. We considers our relations with our employees to be satisfactory.

REGULATION
         SinoPharm must obtain regulatory approval of its products in the United States from the Food & Drug Administration ("FDA"), in Canada from the Health Protection Branch (HPB) of Health Canada, and in China from the State Food and Drug Administration of China (SFDA). The FDA, HPB and SFDA have substantial requirements for therapeutic products. Such requirements often involve lengthy and detailed laboratory, clinical and post-clinical testing procedures. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As yet, we have not obtained any approvals to market our products. Further, we cannot assure you that the FDA or other regulatory agency will grant us approval for any of our products on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market.

         Although we believe we have systems and procedures in place to ensure compliance with these requirements and believe that we currently are in compliance in all material respects with applicable federal, state and local laws, rules, regulations, there can be no assurance of full compliance with current laws, regulations and rules, that more restrictive laws, regulations and rules will not be adopted in the future, or that existing laws, regulations and rules. The occurrence of any such event could make compliance substantially more difficult or expensive, expose us to claims and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and prospects.

INDEMNIFICATION
         Under the Nevada Business Associations Act Title 7, Chapter 78, the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty. If this type of limiting provision is included in articles of incorporation, such a provision cannot eliminate or limit the liability of a director or officer for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of an unlawful distribution to stockholders.

         SinoPharm's Articles of Incorporation contain the provision that no director or officer of SinoPharm shall be personally liable to SinoPharm or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. SinoPharm's By-Laws provide that SinoPharm shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at SinoPharm's request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of SinoPharm, or of such other corporation, except, in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         SinoPharm Inc. may make certain statements in this prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; our competitive strengths and business strategies. Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this prospectus.


         SinoPharm believes that the generic pharmaceutical industry presents a very large emerging opportunity. Worldwide generic drug sales are projected US$57 billion by 2007 according to industry analysts, Datamonitor. The factors driving the international generic drug industry include patent expirations of many of the best-selling drugs within the next decade, the increasing presence of managed care and other cost-containment efforts, and growing expenditures on drug prescriptions. Generic drugs now account for approximately 51% of all pharmaceutical prescriptions, up from 13% in 1980 and 19% in 1994 (according to Janssen Pharmaceuticals).


         SinoPharm's principal objective is to enter the generic pharmaceutical market and establish itself as a leading, highly competitive, international, generic pharmaceuticals manufacturer that can attain a significant share of the North American generic pharmaceuticals markets. To attain its objectives SinoPharm has recruited and employed pharmaceutical and chemical research scientists from China and established cooperative scientific R&D collaborations pharmaceutical research institutes and organizations in China, to strengthen its drug development capability.

         We specialize in the research, development and production of generic pharmaceuticals, which are bio-equivalent copies of brand name drugs whose patents have recently expired or will soon be expiring. We also plan to engage in the research, development and commercialization of novel, patentable pharmaceuticals. All of our generic products have all been originally developed in China, and have been licensed to us for development in North America, while our novel cardiovascular drug, SP-100 was developed in-house. Currently, our pharmaceuticals are directed to the cardiovascular, oncology and diabetes therapeutic areas.

         We rely to a large extent on our collaborative agreements with two organizations in China, the Institute of Materia Medica and NCPC GeneTech, to support the development of new products. Under the collaboration agreement, the Institute of Materia Medica agreed to provide and license its existing drugs for product development in North America. Under the Exclusive Licensing Agreement with NCPC GeneTech, we are exclusively licensed its sinogen active pharmaceutical ingredient.

         We do not yet have any regulatory approval to sell any of our products for end use in North America. In order to receive regulatory approval in North America, we will need to complete the preparation and filing of DMFs (Drug Master Files) to sell to U.S. manufactures our bulk active pharmaceutical ingredients, complete bioequivalence and bioavailability studies, complete preclinical and clinical studies, for further submission of an ANDA (Abbreviated New Drug Application), thereby allowing the sale of a finished product generic version.


         We currently derive our revenues income primarily from the proceeds of the sale of our paclitaxel active pharmaceutical ingredient, medaxol, to manufacturers of finished dosage paclitaxel for resale into unregulated countries such as in Latin and South America, and Africa. Our principal customers for our medaxol are Living Synergy Inc. and King Ventures Ltd. We do not have any manufacturing facilities. Medaxol is manufactured by Chengzhi Life Science Company Ltd. at its laboratory in Xian, China on an as requested basis, using our proprietary manufacturing technology. We intend to acquire an interest in a U.S. FDA or WHO-compliant pharmaceutical factory in China for the manufacture of future finished dosage pharmaceutical products.


RESULTS OF OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION

  Revenues


         Total revenues for the year ended December 31, 2005 were $434,193 compared to $483,786 for the year ended December 31, 2004. Revenues for the six months ended June 30, 2006 were $10,068 compared to $7,014 for the same period in 2005. Revenues consist primarily of fees collected from the sale of its medaxol active pharmaceutical ingredient. Our gross revenues for 2005 declined approximately 10% from 2004 because we sold less medaxol API, due to our purchasing less medaxol as a result in cost increases from our supplier.


  Costs and Expenses


         SinoPharm had costs and expenses for year ended December 31, 2005 in the amount of $506,428 compared to $614,771 for the same period ended December 31, 2004. Expenses for the year ended December 31, 2005 include research and development $1,667; consulting $18,701, cost of goods sold $423,583; general and administrative costs $40,372; and interest expense of $25,139. We have recorded massive bad debt expenses for the year ended 2005 and 2004, $408,803 and $489,296 respectively. The bad debts resulted from the extension of terms of payments on our medaxol to over 365 days net to allow our customer six months or more to thoroughly test the product for purity and contaminants. Our supplier agreed to a corresponding extension of the time for our payment, due to the long time frame of our customer's payment being over one year, the debt has been recorded as a bad debt expense. Our costs of goods sold, and general and administrative expenses remain fairly stable. While our gross costs remained stable between 2005 and 2004, the cost from our supplier of medaxol slightly increased resulting is SinoPharm having less medaxol available for resale


 Net Income


         SinoPharm had net loss for the year ended December 31, 2005 in the amount of ($495,818) compared to a net loss of ($588,857) for the year ended

December 31, 2004. The major component of these net losses were the massive bad debt expenses consisting of $408,803 in 2005 and $489,296 in 2004. We believe that the increase in our net loss in 2005 over 2004 is attributable to the slight increase in the cost of medaxol from our supplier, which resulting in our purchasing less medaxol API, and therefore having less product available for resale to our customers.


  Liquidity and Capital Resources


         For the six months ended June 30, 2006, SinoPharm used approximately ($58,487) in cash flow from operating activities. At June 30, 2006, SinoPharm had total current assets of $17,536. We had a net working capital deficit of $(1,680,829) at June 30, 2006. Net stockholders' deficit for SinoPharm was ($1,678,605) as of June 30, 2006. At June 30, 2006 SinoPharm had only $3,601 in cash on hand. To date, SinoPharm has funded its activities primarily from loans. SinoPharm also had an increase in accounts payable in the amount of $883,541 for the year ended December 31, 2005 compared to accounts payables of $451,636 for the same period in 2004. At June 30, 2006 the accounts payable were $862,801. Our accounts payables have increased because we received a corresponding extension of payment terms from our Chinese supplier. For the six months ended June 30, 2006, we were provided approximately $61,000 in the proceeds of loans for operating activities. We expect that we will be able to satisfy our cash requirements for the next twelve months from the proceeds of this offering.

         There are outstanding loans owed in the amount of $377,966 as of June 30, 2006, pursuant to six demand notes to Union Ventures at the rate of 6%, and $372,789 pursuant to demand notes without interest to Mr. Aziz, our president. If demand we made for repayment of these loans, SinoPharm would not likely be able to pay them, and if SinoPharm were able to pay them, it would cause a significant decrease in its liquidity.


         The primary trends affecting our business of generic pharmaceuticals are the expiration of patents of many of the best-selling drugs within the next decade which may provide opportunities for us; the increasing presence of managed care and other health care cost-containment efforts, and the overall growing expenditures on drug prescriptions, which we believe will result in increased spending by consumers of generic drugs. While we currently are able to obtain technology and product from China at lower economic costs than we would be able to in North America, we believe the primary uncertainty that we face to be the future political and economic conditions in China. Management believes that there are no other known material trends, events or uncertainties that have or are reasonably likely to have a material impact on our short-term or long-term liquidity.

                             DESCRIPTION OF PROPERTY

         Sino Pharmaceuticals Corporation entered into a new lease agreement with 543517 B.C. Limited on November 23, 2004 for its 2,500 square foot office, laboratory and warehouse facilities. The rental charges are $490 per month and this lease expires in November 30, 2006. Shabnam Aziz, a director of SinoPharm Inc. and also is the sister of Mahmoud S. Aziz, is a director and beneficial owner of 543517 B.C. Limited. SinoPharm and Sino Pharmaceuticals currently utilizes 40% of the existing space, conducting administrative and basic research and development work at this office. There is sufficient expansion capability in the current space for future operations.

         SinoPharm does not currently own any manufacturing facilities. Depending on the amount of funds that we raise, SinoPharm intends to acquire an interest in a pharmaceutical manufacturing facility. We have not yet identified any facilities, nor do we have any contracts or agreements to acquire any interest in any facilities. Depending on the level of funding that is achieved, we believe that we will be able to acquire at least a partial interest, in an U.S. FDA and Canadian Health Protection Bureau (HPB) approved manufacturing facility. We intend to search for a pharmaceutical manufacturing facility that is located in China, Canada or the United States.

              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our common stock is not listed or quoted at the present time, and there is no public market for our common stock. There can be no assurance that a public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

         We have no options or warrants outstanding at the current time.


         Currently, there are 10,000,000 outstanding shares of our common stock. This prospectus is part of a registration statement that covers 5,00,000 shares of our common stock to be sold and issued by SinoPharm. In the event that SinoPharm does sell all proposed 5,000,000 shares of common stock, there would be 15,000,000 shares of our common stock then outstanding.


         In the event that a public trading market develops for our shares, they may be classified as a "penny stock" depending upon their market price and the manner in which they are traded. Section 3(a)(51) of the Securities Exchange Act of 1934 defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share and is not admitted for quotation and does not trade on the Nasdaq Stock Market or on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotations and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his entire investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

EXECUTIVE COMPENSATION

         The following table sets forth all compensation paid by us to the chief executive officer and the four most highly compensated executive officers for services rendered during the last three completed fiscal years. No executive officer or director has received any compensation. SinoPharm has only paid its office/warehouse manager.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                          COMPENSATION AWARDS
                                                    ANNUAL              RESTRICTED   SECURITIES
                                                 COMPENSATION              STOCK     UNDERLYING       ALL OTHER
                                                                        AWARDS ($)  OPTIONS/SARS    COMPENSATION

  NAME AND PRINCIPAL POSITION    YEAR      SALARY ($)     BONUS ($)
  ---------------------------    ----      ----------     ---------

  Louise Luo, Manager            2005             20,000       -             -            -               -
 Anwar Jamal, Manager            2004             20,000       -             -            -               -
 Anwar Jamal, Manager            2003             20,000       -             -            -               -



DIRECTOR COMPENSATION

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.


                                     EXPERTS


         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this prospectus have been audited by Robison Hill, CPA., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and the validity of each such statement is limited by this reference.

Copies of our reports, proxy statements and other information may be inspected and copied, and can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that include reports, proxy statements and other information. The address of the SEC Web site is http://www.sec.gov.

We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         SINOPHARM, INC. & SUBSIDIARIES

                                       -:-

                        CONSOLIDATED FINANCIAL STATEMENTS

                           DECEMBER 31, 2005 AND 2004

                                       AND

                            JUNE 30, 2006 (UNAUDITED)

                                TABLE OF CONTENTS


                                                                         Page

Independent Auditor's Report...............................................F-1

Consolidated Balance Sheets
   December 31, 2005 and 2004
   And June 30, 2006 (unaudited)...........................................F-2

Consolidated Statements of Operations
   For the Years Ended December 31, 2005 and 2004
   And the Six Months Ended June 30, 2006 and 2005 (unaudited).............F-4

Consolidated Statement of Stockholders' Equity
   For the Years Ended December 31, 2005 and 2004
   And the Six Months Ended June 30, 2006 (unaudited)......................F-5

Consolidated Statements of Cash Flows
   For the Years Ended December 31, 2005 and 2004
   And the Six Months Ended June 30, 2006 and 2005 (unaudited).............F-6

Notes to the Consolidated Financial Statements.............................F-8

                          INDEPENDENT AUDITOR'S REPORT

SinoPharm, Inc. & Subsidiaries

         We have audited the accompanying consolidated balance sheets of SinoPharm, Inc. & Subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SinoPharm, Inc. & Subsidiaries as of December 31, 2005 and 2004, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                         Respectfully submitted,


                                         /s/ Robison, Hill & Co.
                                         Certified Public Accountants

Salt Lake City, Utah
July 31, 2006

                         SINOPHARM, INC. & SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS






                                                             (Unaudited)
                                                              June 30,                    December 31,
ASSETS                                                          2006                2005                2004
                                                          -----------------  ------------------  ------------------
Current Assets
     Cash                                                 $           3,601  $            2,188  $              460
     Accounts Receivable, net of allowance
           for doubtful accounts                                      1,360               2,836                   -
     Inventory                                                       12,575               9,722              13,081
                                                          -----------------  ------------------  ------------------
          Total Current Assets                                       17,536              14,746              13,541
                                                          -----------------  ------------------  ------------------

Fixed Assets
     Office Equipment                                                 8,163               7,242               7,003
     Less Accumulated Depreciation                                   (5,939)             (5,531)             (3,379)
                                                          -----------------  ------------------  ------------------
          Net Fixed Assets                                            2,224               1,711               3,624
                                                          -----------------  ------------------  ------------------

          Total Assets                                    $          19,760  $           16,457  $           17,165
                                                          =================  ==================  ==================

                          SINOPHARM, INC.& SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                   (Continued)



                                                             (Unaudited)
LIABILITIES AND STOCKHOLDERS'                                 June 30,                    December 31,
EQUITY                                                          2006                2005                2004
                                                          -----------------  ------------------  ------------------
Current Liabilities
     Accounts Payable, Trade                              $         862,801  $          883,541  $          451,636
     Line of Credit                                                       -                   -               9,139
     Accrued Liabilities                                             84,809              67,894              43,586
     Notes Payable                                                  377,966             362,947             315,355
     Related Party Payables                                         372,789             295,813             242,519
                                                          -----------------  ------------------  ------------------
          Total Current Liabilities                               1,698,365           1,610,195           1,062,235
                                                          -----------------  ------------------  ------------------

Stockholders' Equity
     Preferred Stock (Par Value $.001),
          10,000,000 shares authorized.
          -0- shares issued and outstanding at
          June 30, 2006 and
          December 31, 2005 and 2004                                      -                   -                   -
     Common Stock (Par Value $.001),
          100,000,000 shares authorized.
          10,000,000 shares issued and outstanding
          At June 30, 2006 and
          December 31, 2005 and 2004                                 10,000              10,000              10,000
     Additional Paid-In Capital                                       1,490               1,490               1,490
     Cumulative Translation Adjustment                             (256,070)           (183,012)           (130,162)
     Retained Earnings (Deficit)                                 (1,434,025)         (1,422,216)           (926,398)
                                                          -----------------  ------------------  ------------------
          Total Stockholders' Equity                             (1,678,605)         (1,593,738)         (1,045,070)
                                                          -----------------  ------------------  ------------------

          Total Liabilities and Stockholders' Equity      $          19,760  $           16,457  $           17,165
                                                          =================  ==================  ==================






    The accompanying notes are an integral part of these financial statements

                         SINOPHARM, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                     (Unaudited)
                                              For the Six Months Ended                  For the Years Ended
                                                      June 30,                             December 31,
                                              2006                2005                2005               2004
                                        -----------------  ------------------  ------------------  -----------------

Revenue                                 $          10,068  $            7,014  $          434,193  $         483,786
Cost of Sales                                       7,220               5,439             423,583            457,872
                                        -----------------  ------------------  ------------------  -----------------
   Gross Profit                                     2,848               1,575              10,610             25,914
                                        -----------------  ------------------  ------------------  -----------------

Expenses
  Research and development                             66               1,633               1,667             16,212
  Consulting                                       17,151               9,715              18,701             32,214
  Professional fees                                 8,699              10,754              11,746             21,357
  General and administrative                       25,476              33,110              23,175             22,667
  Bad debt expense                                     96                   -             408,803            489,296
                                        -----------------  ------------------  ------------------  -----------------
     Total Expenses                                51,488              55,212             464,092            581,746
                                        -----------------  ------------------  ------------------  -----------------

Other income (expense)
  Foreign exchange gain/(loss)                     49,437                (541)            (17,197)           (11,267)
  Interest expense                                (12,606)            (11,571)            (25,139)           (21,758)
                                        -----------------  ------------------  ------------------  -----------------
     Total Other Income (Expense)                  36,831             (12,112)            (42,336)           (33,025)
                                        -----------------  ------------------  ------------------  -----------------

Net Income (Loss)                       $         (11,809) $          (65,749) $         (495,818) $        (588,857)
                                        =================  ==================  ==================  =================

Weighted Average Shares
  Outstanding                                  10,000,000          10,000,000          10,000,000         10,000,000
                                        =================  ==================  ==================  =================

Loss Per Share                          $               -  $           (0.01)  $           (0.05)  $          (0.06)
                                        =================  ==================  ==================  =================

   The accompanying notes are an integral part of these financial statements.

                         SINOPHARM, INC. & SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004


                                                                           Additional  Cumulative
                                                       Common Stock         Paid-In    Translation    Retained
                                                   Shares       Amount      Capital    Adjustment      Deficit
                                                ------------  ----------  ----------  ----------   -----------
Balance at December 31, 2003                       2,000,000  $    2,000  $    9,490  $  (55,142)  $  (337,541)

December 28, 2005 - 5 to 1 forward stock split     8,000,000       8,000      (8,000)          -             -
                                                ------------  ----------  ----------  ----------   -----------

Restated balance at December 31, 2003             10,000,000      10,000       1,490     (55,142)     (337,541)

Cumulative Translation Adjustment                          -           -           -     (75,020)            -
Net Loss                                                   -           -           -           -      (588,857)
                                                ------------  ----------  ----------  ----------   -----------
Balance at December 31, 2004                      10,000,000      10,000       1,490    (130,162)     (926,398)

Cumulative Translation Adjustment                          -           -           -     (52,850)            -
Net Loss                                                   -           -           -           -      (495,818)
                                                ------------  ----------  ----------  ----------   -----------
Balance at December 31, 2005                      10,000,000      10,000       1,490    (183,012)   (1,422,216)

Cumulative Translation Adjustment                          -           -           -     (73,058)            -
Net Loss                                                   -           -           -           -       (11,809)
                                                ------------  ----------  ----------  ----------   -----------
Balance at June 30, 2006 (unaudited)              10,000,000  $   10,000  $    1,490  $ (256,070)  $(1,434,025)
                                                ============  ==========  ==========  ==========   ===========

   The accompanying notes are an integral part of these financial statements.

                         SINOPHARM, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                     (Unaudited)
                                                              For the Six Months Ended                 For the Years Ended
                                                                      June 30,                             December 31,
                                                              2006               2005               2005               2004
                                                         ----------------  -----------------  -----------------  -----------------
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Income (Loss)                                        $        (11,809) $         (65,749) $        (495,818) $        (588,857)
Adjustments used to reconcile net loss to net
   cash provided by (used in) operating activities:
     Bad debt expense                                                   -                  -            408,803            489,296
1,281Depreciation and amortization                                    402            673
     (Increase) decrease in accounts receivable                     1,576            (10,885)          (411,535)          (423,444)
     (Increase) decrease in inventory                              (2,360)            (1,890)             3,642              2,756
     Increase (decrease) in accounts payable                      (59,833)             4,969            401,884            405,613
     Increase (decrease) in accrued liabilities                    13,537             10,038             22,052             20,991
                                                         ----------------  -----------------  -----------------  -----------------
Net Cash Used in Operating Activities                             (58,487)           (62,844)           (68,899)           (92,364)
                                                         ----------------  -----------------  -----------------  -----------------

CASH FLOWS FROM INVESTING
ACTIVITIES:
Acquisition/Sale of equipment, net                                   (902)                 -               (230)                 -
                                                         ----------------  -----------------  -----------------  -----------------
Net Cash Used by Investing Activities                                (902)                 -               (230)                 -
                                                         ----------------  -----------------  -----------------  -----------------

                         SINOPHARM, INC. & SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Continued)


                                                              (Unaudited)
                                                       For the Six Months Ended                  For the Years Ended
                                                               June 30,                              December 31,
                                                       2006                2005                2005                2004
                                                 -----------------  ------------------  ------------------  ------------------
CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds (Payments) on shareholder loans                    62,187              40,343              43,774              59,634
Proceeds (Payments) on line of credit                            -              (8,905)             (9,086)                770
Proceeds (Payments) on loans                                (1,516)             33,030              36,012              31,934
                                                 -----------------  ------------------  ------------------  ------------------
Net Cash Provided by Financing Activities                   60,671              64,468              70,700              92,338
                                                 -----------------  ------------------  ------------------  ------------------

Net Increase (Decrease) in Cash and Cash
          Equivalents                            $           1,282  $            1,624  $            1,571  $              (26)
Foreign exchange effect on cash                                131                   9                 157                 134
Cash and Cash Equivalents at Beginning of the
          Year                                               2,188                 460                 460                 352
                                                 -----------------  ------------------  ------------------  ------------------
Cash and Cash Equivalents at End of the Year     $           3,601  $            2,093  $            2,188  $              460
                                                 =================  ==================  ==================  ==================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION:
Interest                                         $           1,145  $              878  $            1,498  $            1,498
Income Taxes                                     $               -  $                -  $                -  $                -

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

         During the year ended December 31, 2003, the Company issued 1,000,000 shares of common stock for payment of $10,000 of interest due on loans, and general and administrative expenses.

   The accompanying notes are an integral part of these financial statements.

                          SINOPHARM, INC.& SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - NATURE OF OPERATIONS AND GOING CONCERN

         The accompanying financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assume that the Company will continue in operation for at least one year and will be able to realize its assets and discharge its liabilities in the normal course of operations.

         Several conditions and events cast doubt about the Company's ability to continue as a "going concern". The Company has incurred net losses of approximately $496,000 for the year ended December 31, 2005 and net losses of approximately $589,000 for the year ended December 31, 2004, has a liquidity problem, and requires additional financing in order to finance its business activities on an ongoing basis.

         The Company's future capital requirements will depend on numerous factors including, but not limited to, continued progress in developing its products, and market penetration.

         These financial statements do not reflect adjustments that would be necessary if the Company were unable to continue as a "going concern". While management believes that the actions already taken or planned, will mitigate the adverse conditions and events which raise doubt about the validity of the "going concern" assumption used in preparing these financial statements, there can be no assurance that these actions will be successful.

         If the Company were unable to continue as a "going concern", then substantial adjustments would be necessary to the carrying values of assets, the reported amounts of its liabilities, the reported revenues and expenses, and the balance sheet classifications used.

Organization and Basis of Presentation

         SinoPharm, Inc. was organized under the laws of the State of Nevada on March 31, 2003. On March 31, 2003, the Company acquired Sino Pharmaceuticals Corporation, a British Columbia, Canada corporation that was organized under the laws of the Province of British Columbia, Canada in August 2001, in a reverse merger. Subsequent to the acquisition, Sino Pharmaceuticals Corporation is a wholly owned subsidiary of SinoPharm, Inc.

Nature of Business

         The Company is a pharmaceuticals company involved in the development, manufacturing and sales, marketing and distribution of pharmaceuticals in North America.

                          SINOPHARM, INC.& SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         This summary of accounting policies for SinoPharm, Inc. and Subsidiaries is presented to assist in understanding the Company's consolidated financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

         The unaudited consolidated financial statements as of June 30, 2006 and 2005, and for the six months then ended reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly state the financial position and results of operations for the six months. Operating results for interim periods are not necessarily indicative of the results which can be expected for full year.

Cash Equivalents

         For the purpose of reporting cash flows, the Company considers all highly liquid debt instruments purchased with maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Principles of Consolidation

         The consolidated financial statements for the years ended December 31, 2005 and 2004, and for the six months ended June 30, 2006 include the accounts of the parent entity and its subsidiary Sino Pharmaceuticals Corporation.

         The results of subsidiaries acquired or sold during the year are consolidated from their effective dates of acquisition through their effective dates of disposition.

         All significant intercompany balances and transactions have been eliminated.

Pervasiveness of Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

         Certain   reclassifications  have  been  made  in  the  2004  financial statements to conform with the 2005 presentation.

                         SINOPHARM, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue recognition

         Revenue is recognized from sales of product at the time of shipment to customers. Title passes to the customer at the time the items are shipped, and are no longer owned by the Company.

Foreign currency remeasurement/translation

         The Company's primary functional currency is the Canadian dollar. Monetary assets and liabilities resulting from transactions with foreign suppliers and customers are remeasured at year-end exchange rates. All other assets, liabilities, and stockholders' equity are remeasured at historical exchange rates for past transactions and at year-end exchange rates for current and future transactions. Revenue and expense accounts are remeasured at the average exchange rates in effect during the year, except those related to assets and liabilities, which are remeasured at historical exchange rates. Remeasurement gains and losses are included in income.

         The Company's reporting currency is the U.S. dollar. Balance sheet accounts are translated at year-end exchange rates and revenue and expense accounts are translated at the average exchange rates in effect during the year. Translation gains and losses are included as a separate component of stockholders' equity.

Income (Loss) per Share

         Basic earnings (loss) per common share were computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. There are no dilutive outstanding common stock equivalents at December 31, 2005 and 2004.

Concentration of Credit Risk

         The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements.

Fixed Assets

         Fixed assets are stated at cost. Depreciation and amortization are computed using the straight- line method over the estimated economic useful lives of the related assets as follows:

           Computer equipment                          3-5 years

         Upon sale or other disposition of property and equipment, the cost and related accumulated depreciation or amortization are removed from the accounts and any gain or loss is included in the determination of income or loss.

                         SINOPHARM, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         Expenditures for maintenance and repairs are charged to expense as incurred. Major overhauls and betterments are capitalized and depreciated over their estimated economic useful lives.

Recent Accounting Pronouncements

         In November 2004, the FASB issued Statement No. 151, INVENTORY COSTS, to amend the guidance in Chapter 4, INVENTORY PRICING, of FASB Accounting Research Bulletin No. 43, RESTATEMENT AND REVISION OF ACCOUNTING RESEARCH BULLETINS, which will become effective for the Company in fiscal year 2006. Statement 151 clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). The Statement requires that those items be recognized as current-period charges. Additionally, Statement 151 requires that allocation of fixed production overhead to the costs of conversion be based on the normal capacity of the production facilities. The adoption of SFAS 151 will not affect the Company's financial position or results of operations.

         In December 2004, FASB issued Statement No. 123 (R), SHARE-BASED PAYMENT, which establishes accounting standards for transactions in which an entity receives employee services in exchange for (a) equity instruments of the entity or (b) liabilities that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of equity instruments. Effective in the third quarter of 2005, SFAS 123(R) will require us to recognize the grant-date fair value of stock options and equity based compensation issued to employees in the statement of operations. The statement also requires that such transactions be accounted for using the fair-value-based method, thereby eliminating use of the intrinsic value method of accounting in APB No. 25, Accounting for STOCK ISSUED TO EMPLOYEES, which was permitted under Statement 123, as originally issued. We currently are evaluating the impact of Statement 123 (R) on our financial condition and results of operations.

Major Suppliers

         The Company has a small number of major suppliers for its products. The loss of these suppliers would adversely impact on the business of the Company.

Major Customer

         During the year ended December 31, 2004, one customer accounted for 92.8% of the Company's revenues. The Company had revenues of $448,720 from King Ventures. The total revenues for 2004 was $483,786.

         During the year ended December 31, 2005, one customer accounted for 95.5% of the Company's revenues. The Company had revenues of $414,714 from King Ventures. The total revenues for 2005 was $434,193.

                         SINOPHARM, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

         The loss of these customers would adversely impact the business of the Company.

Allowance for Doubtful Accounts

         Losses are recorded as incurred. During the year ended December 31, 2004, the Company wrote off bad debts of $489,296. During the year ended December 31, 2005, the Company wrote off bad debts of $408,803. Management believes that all of the remaining accounts receivable at December 31, 2005 will be collected in the coming year.

NOTE 3 - LEASE COMMITMENT

         On November 23, 2004, the Company entered into a commercial lease agreement with 543517 B.C. Ltd., whereby the Company shall lease approximately 2,500 square feet of office space, and laboratory and warehouse facilities for approximately $500 per month ($650 Canadian). The term of the lease is for two years, beginning December 1, 2004 and expiring November 30, 2006.

         The minimum future lease payments under this lease for the next five years are:


Year Ended December 31,
-------------------------------------------
         2006                                             $        5,500
         2007                                                          -
         2008                                                          -
         2009                                                          -
         2010                                                          -
                                                          --------------
         Total minimum future lease payments              $        5,500
                                                          ==============

NOTE 4 - RESEARCH AND DEVELOPMENT

         On December 18, 2001, the Company entered into an agreement with a third party, Xi'an Jory Pharmaceutical Co., Ltd. (Jory), a company in China, to purchase from Jory the rights to produce a pharmaceutical called Paclitaxel. Paclitaxel is an anti-cancer pharmaceutical that was developed by Jory. As part of the agreement, the Company purchased the rights to produce Paclitaxel. The Company will be trained by Jory to produce Paclitaxel, and sell and market the drug in North America. On February 2, 2002, the Company paid $118,500 for the rights to produce Paclitaxel. The $118,500 paid to Jory for the rights to produce Paclitaxel was expensed as research and development expense during the year ended December 31, 2002.

         During the years ended December 31, 2005 and 2004, the Company incurred research expenses of $1,667 and $16,212, respectively, in connection with the development of its products.

                         SINOPHARM, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 5 - NOTES PAYABLE

         During the years ended December 31, 2001 and 2002, Sino Pharmaceuticals Corporation received loans of $40,000 in Canadian dollars and $118,500 in U.S. dollars from Union Venture Trading S.A. These loans are demand loans and are repayable with interest at 6% per annum.

         During the year ended December 31, 2003, Sino Pharmaceuticals Corporation received loans of $106,723 in U.S. dollars and $7,000 in Canadian dollars from Union Venture Trading S.A. These loans are demand loans and are repayable with interest at 6% per annum.

         During the year ended December 31, 2004, Sino Pharmaceuticals Corporation received loans of $23,000 in U.S. dollars and $33,800 in Canadian dollars from Union Venture Trading S.A. These loans are demand loans and are repayable with interest at 6% per annum.

         During the year ended December 31, 2005, Sino Pharmaceuticals Corporation received loans of $52,000 in Canadian dollars and $820 in U.S. dollars from Union Venture Trading S.A. These loans are demand loans and are repayable with interest at 6% per annum.

         These loans have been recorded in the financial statements in U.S. dollars. The balance of the notes payable at December 31, 2005 and 2004 was $362,947 and $315,355, respectively. At June 30, 2006, the balance of notes payable was $377,966.

NOTE 6 - RELATED PARTY TRANSACTIONS

         During the year ended December 31, 2002, the Company loaned its office/warehouse manager, Anwar Jamal, $12,720 in Canadian dollars. This loan was recorded in the financial statements in U.S. dollars. During the year ended December 31, 2004, the Company determined this loan was uncollectible and it was written-off to expense.

         During the years ended December 31, 2001, 2002, 2003, 2004 and 2005, Mahmoud S. Aziz, the president and director of the Company, loaned Sino Pharmaceuticals Corporation a total of $344,887 in Canadian dollars. During the six months ended June 30, 2006, Mr. Aziz loaned Sino Pharmaceuticals Corporation $70,773 in Canadian dollars. These loans have been recorded in the financial statements in U.S. dollars. The balance of the loan payable in U.S. dollars at December 31, 2005 and 2004 was $295,813 and $242,519, respectively. At June 30, 2006, the balance of the loan payable was $372,789.

         On November 23, 2004, the Company entered into a lease agreement with 543517 B.C. Ltd., for its office, laboratory and warehouse facilities for approximately $500 per month (see Note 3). Shabnam Aziz is a director and the beneficial owner of 543517 B.C. Ltd., and is also the sister of Mahmoud S. Aziz, the president, CEO and director of the Company.

                         SINOPHARM, INC. & SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)

NOTE 6 - RELATED PARTY TRANSACTIONS (continued)

         The Company has received  loans from Union  Venture  Trading S.A.  (see
Note 5). Four of the partners of Union Venture Trading S.A. are shareholders of the Company.

NOTE 7 - ACQUISITION

         On March 31, 2003, the Company acquired Sino Pharmaceuticals Corporation in a reverse merger, with Sino Pharmaceuticals Corporation treated as the surviving entity for financial reporting purposes. Prior to the acquisition, Sino Pharmaceuticals Corporation had 2,000,000 shares of common stock issued and outstanding. These 2,000,000 shares were cancelled and extinguished and automatically converted into 2,000,000 shares of common stock of the Company.

         Since the former officers and directors of Sino Pharmaceuticals Corporation control a majority of the Company after the acquisition, the transaction has been recorded as a recapitalization of Sino Pharmaceuticals Corporation. The equity of the Company has been restated retroactively to reflect the recapitalization on these financial statements.

NOTE 8 - COMMON STOCK

         On December 28, 2005, the Company authorized a 5:1 forward stock split, increasing the total outstanding shares from 2,000,000 shares to 10,000,000 shares. All references to common stock, common shares outstanding, average numbers of common shares outstanding and per share amounts in these Financial Statements and Notes to Financial Statements prior to the effective date of the forward stock splits have been restated to reflect the 5:1 common stock splits on a retroactive basis.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Nevada Business Association Act (Title 7, Chapter 78) permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. SinoPharm's Articles of Incorporation contain the provision that no director or officer of SinoPharm shall be personally liable to SinoPharm or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

SinoPharm's bylaws allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Nevada law. A shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 78.300 of the Nevada Business Association Act or an intentional violation of criminal law.

ARTICLE XI of the Bylaws of the Registrant provide as follows:

         SECTION 43. INDEMNIFICATION OF DIRECTORS, EXECUTIVE OFFICERS, OTHER OFFICERS, EMPLOYEES AND OTHER AGENTS.

         (a.) DIRECTORS OFFICERS. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada Business Association Act; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada Business Association Act or (iv) such indemnification is required to be made under subsection (d).

         (b.) EMPLOYEES AND OTHER AGENTS. The corporation shall have power to indemnify its employees and other agents as set forth in the Nevada Business Association Act.

         (c.) EXPENSE. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

         Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) ENFORCEMENT. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada Business Association Act for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada Business Association Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada Business Association Act.

         (f.) SURVIVAL OF RIGHTS. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g.) INSURANCE. To the fullest extent permitted by the Nevada Business Association Act, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

         (h.) AMENDMENTS. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) SAVING CLAUSE. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

         (j.) CERTAIN DEFINITIONS. For the purposes of this Bylaw, the following definitions shall apply:

         (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

         (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SinoPharm pursuant to the foregoing provisions, or otherwise, SinoPharm has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SinoPharm of expenses incurred or paid by a director, officer or controlling person of SinoPharm in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SinoPharm will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the estimated costs and expenses of Sino Pharmaceuticals Corporation in connection with the offering described in the Registration Statement.


    Securities and Exchange Commission Registration Fee            $  250
    Legal Fees and Expenses                                        15,000
    Accounting Fees and Expenses                                   45,000
    Other Expenses                                                  2,500
                                                                    -----
    Total Expenses                                                $62,750


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.


None.

ITEM 27.  EXHIBITS

        EXHIBIT
        NUMBER                                          DESCRIPTION                                          REFERENCE
     --------------    -------------------------------------------------------------------------------     --------------

          2.1          Acquisition Agreement between Registrant and Sino Pharmaceuticals Corporation             *
          3.1          Articles of Incorporation of Registrant, dated March 31, 2003                             *
          3.2          By-laws of Registrant                                                                     *
          4.1          Form of Common Stock Certificate                                                          *
          5.1          Opinion of Kevin M.  Sherlock,  Esq. as to the  legality of  securities  being            *
                       registered (includes consent).

         10.1          Exclusive Technology Purchase Agreement with Xi'an Jory                                   *
         10.2          Joint Cooperative Agreement with IMM                                                      *
         10.3          Exclusive Licensing Agreement with GeneTech                                               *
         10.4          Exclusive Licensing Agreement with IMM-BUPF                                               *
         10.5          Letter Agreement with Dr. Stuart Maddin                                                   *
         10.6          Loan Agreement with Union Ventures Trading                                                *
         10.7          Loan Agreement with Union Ventures Trading                                                *
         10.8          Loan Agreement with Union Ventures Trading                                                *
         10.9          Loan Agreement with Union Ventures Trading                                                *
         10.10         Loan Agreement with Union Ventures Trading                                                *
         10.11         Loan Agreement with Union Ventures Trading                                                *
         10.12         Office lease agreement                                                                    *

          21           List of Subsidiaries                                                                      *
         23.1          Consent of legal counsel                                                                  *
         23.2          Consent of Auditors.                                                                      *


----------
*        Filed herewith

ITEM 28.  UNDERTAKINGS

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:
         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   registration
                  statement:

                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3)  of the  Securities  Act of  1933;
                  (ii)     To  reflect  in the  prospectus  any  facts or events
                           arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the
                           effective  registration   statement;   and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be
                  the   initial   bona  fide   offering.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain
                  unsold   at   the    termination   of   the   offering.

(b) Imdemnification: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, B.C., Canada, on September 12, 2006.


                                      SINOPHARM INC., a Nevada corporation


                                      /s/ Mahmoud S. Aziz

                                      Mahmoud S. Aziz, Chairman of the Board,
                                      President and Chief Executive Officer


                                      /s/ Jimmy J.F. Jin
                                      Principal Financial Officer, Principal
                                      Accounting Officer, Secretary, Treasurer
                                      and Director

         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

              Signature and Title                                Date



/s/ Mahmoud S. Aziz                                        September 12, 2006

----------------------------------------
Mahmoud S. Aziz, Chairman of the Board,
President and Director



/s/ Jimmy J.F. Jin                                         September 12, 2006
Jimmy J.F. Jin, Director, Principal Financial
Officer, Principal Accounting Officer, Secretary
and Treasurer